
    As filed with the Securities and Exchange Commission on December 17, 2004
                                                      Registration No. 33-______
--------------------------------------------------------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------
                                    Form SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              --------------------

                         TIDELANDS OIL & GAS CORPORATION
                 (Name of small business issuer in its charter)
                              ---------------------

               Nevada                      4922                  66-0549380
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
 incorporation or organization)  Classification Code Number) Identification No.)

                              ---------------------


1862 W. Bitters Rd                                   1862 W. Bitters Rd
San Antonio, TX 78248                                San Antonio, TX 78248
(210) 764-8642                                       (210) 764-8642
(Address and telephone number of                     (Address of principal place
principal executive office)                          of business)

                             Michael Ward, President
                               1862 W. Bitters Rd.
                              San Antonio, TX 78248

            (Name, address and telephone number of agent for service)
                          ----------------------------
                                   COPIES TO:
                                Counsel to Issuer
                             Gregory M. Wilson, Esq.
                              18610 East 32nd Ave.
                              Greenacres, WA 99016
                               Tel (509) 891-8373
                               Fax (509) 891-8382


                Approximate Date of Proposed Sale to the Public.
   As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
                        1933, check the following box.|X|

                         CALCULATION OF REGISTRATION FEE

Title of Each Class of                Number of        Proposed          Proposed        Amount of
Securities to be Registered           Shares to be     Maximum           Maximum         Registration
                                      Registered(1)    Offering Price    Aggregate       Offering Fee(2)
                                                       Per Share(2)      Price(2)
----------------------------------    -------------    --------------    ------------    ---------------
Common Stock, $0.001 par value (3)    17,078,948       $ 0.67            $ 11,442,895    $ 1,449.80
Common Stock, $0.001 par value (4)    11,111,111       $ 0.67            $  7,444,444    $   943.20
Common Stock, $0.001 par value (5)    11,733,118       $ 0.67            $  7,861,189    $   996.00
Total Registration and Fee            39,923,177       $ 0.67            $ 26,748,528    $ 3,389.00(6)


(1) Pursuant to Rule 416 under the Securities Act, such additional number of shares of Common Stock subject to the Warrants are also being registered to cover any adjustment resulting from stock splits, stock dividends or similar transactions. The indeterminate number of additional shares shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) In accordance with Rule 457(C) , the aggregate offering price of shares of common stock of Tidelands is estimated solely for the purposes of calculating the registration fees payable pursuant hereto, as determined in accordance with Rule 457(c), using the average of the high and low sales price reported by the OTC Bulletin Board for the Common Stock on December 13 2004, which was $0.67 per share.

(3) Represents the number of shares of our common stock to be sold issuable upon exercise of outstanding warrants at exercise prices ranging from $0.335 to $2.50 per share.

(4) Represents the maximum number of shares of our common stock to be sold issuable upon the conversion of outstanding 7% Convertible Debentures. This number of shares has been calculated based on the maximum number of shares issuable based on the "floor conversion price" of $0.45 per share.

(5) Represents shares of our common stock to be sold that are currently issued and outstanding. (6) Balance in Tideland's SEC account of $197.00 plus funds paid via wire transfer in the amount of $3,338.15.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act, or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.



      PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED DECEMBER __, 2004


                    [Logo of Tidelands Oil & Gas Corporation]

                                   PROSPECTUS

                                   39,923,177
                                  Common Shares

                         TIDELANDS OIL & GAS CORPORATION
                   1862 W. Bitters Rd., San Antonio, TX 78248

                      The Resale of Shares of Common Stock

The selling price of the shares will be determined by market factors at the time of their resale.

This prospectus relates to the resale by the selling shareholders of up to shares of common stock. The selling shareholders may sell the stock from time to time in the over-the-counter market at the prevailing market price or in negotiated transactions. With regard to the offered shares,

         o up to 8,500,000 shares are issuable upon exercise of outstanding warrants, at exercise price of $0.335 per share to Impact International, LLC;
         o up to 1,329,500 shares issued and outstanding for sale by Impact International, LLC;
         o up to 11,733,118 shares issued and outstanding for sale by selling security holders;
         o up to 11,111,111 shares are issuable upon conversion of outstanding 7% Convertible Debentures, which are convertible pursuant to a formula, provided that the conversion price shall not be less than $0.45, nor more than $0.76 per share;
         o up to 6,578,948 shares are issuable upon exercise of outstanding warrants at exercise prices ranging between $0.80 and $0.87 per share;

         o up to 1,000,000 shares are issuable upon the exercise of outstanding warrants at an exercise price of $0.50 per share; and
         o up to 1,000,000 shares are issuable upon the exercise of outstanding warrants at an exercise price of $2.50 per share.

This offering is not being underwritten. The common shares offered under this prospectus may be sold by the selling shareholders on the public market, in negotiated transactions with a broker-dealer or market maker as a principal or agent, or in privately negotiated transactions not involving a broker or dealer.

We will receive no proceeds from the sale of the shares by the selling shareholders. However, we may receive up to $16,340,921 Dollars of proceeds from the shares issuable upon the exercise of all the warrants, conversion of the Debentures and payment of promissory notes secured by certain the stock of certain selling shareholders. The proceeds from the exercise of the Impact warrants must be used to offset debt we owe to Impact. The proceeds from the conversion of the Debentures would be applied to the outstanding balances due on the Debenture debt.

There is no assurance that all of the warrants will be exercised or the Debentures converted at any price.

Our common stock is quoted on the over-the-counter Electronic Bulletin Board under the symbol TIDE. On December 13, 2004, the average of the bid and asked prices of the common stock on the Bulletin Board was $0.67 per share.

Investing in the common stock involves a high degree of risk. You should not invest in the common stock unless you can afford to lose your entire investment. See "Risk Factors" beginning on page of 5 this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Please read this prospectus carefully. It describes our company, finances, products and services. Federal and state securities laws require us to include in this prospectus all the important information that you will need to make an investment decision.

You should rely only on the information contained or incorporated by reference in this prospectus to make your investment decision. We have not authorized anyone to provide you with different information. The selling shareholders are not offering these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

Brokers or dealers effecting transactions in the Shares should confirm the registration of the Shares under the securities laws of the states in which such transactions occur or the existence of an exemption from such registration, or should cause such registration to occur in connection with any offer or sale of the Shares.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The Date of this Prospectus is December ___, 2004

         The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

                                TABLE OF CONTENTS

Forward-looking Statements.................................................    1

Prospectus Summary.........................................................    2

         The Company.......................................................    2

         The Offering......................................................    2

         Recent Developments...............................................    3

         Summary Financial Information.....................................    4

         Risk Factors......................................................    5

Use of Proceeds............................................................   12

Market For Common Equity and Related Shareholder Matters...................   13

Dividends and Dividend Policy..............................................   13

Business...................................................................   14

Properties.................................................................   16

Management's Discussion and Analysis of Financial Condition
and Results of Operations .................................................   17

Selling Shareholders.......................................................   19

Plan of Distribution.......................................................   21

Directors and Executive Officers...........................................   22

Principal Shareholders.....................................................   25

Transactions with Management and Others....................................   29

Legal Proceedings..........................................................   30

Description of Securities..................................................   30

Legal Matters..............................................................   32

Experts....................................................................   33

Where You Can Find More Information........................................   33

Index to Consolidated Financial Statements.................................  F-1

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

In this prospectus we make a number of statements, referred to as "forward-looking statements", which are intended to convey our expectations or predictions regarding the occurrence of possible future events or the existence of trends and factors that may impact our future plans and operating results. These forward-looking statements are derived, in part, from various assumptions and analyses we have made in the context of our current business plan and information currently available to us and in light of our experience and perceptions of historical trends, current conditions and expected future developments and other factors we believe to be appropriate in the circumstances. You can generally identify forward-looking statements through words and phrases such as "seek", "anticipate", "believe", "estimate", "expect", "intend", "plan", "budget", "project", "may be", "may continue", "may likely result", and similar expressions. When reading any forward looking statement you should remain mindful that all forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of our company, and that actual results or developments may vary substantially from those expected as expressed in or implied by that statement for a number of reasons or factors, including those relating to:

o whether or not markets for our products develop and, if they do develop, the pace at which they develop;

o our ability to attract the qualified personnel to implement our growth strategies,

o        our ability to develop sales, marketing and distribution capabilities;

o        the accuracy of our estimates and projections;

o        our ability to fund our short-term and long-term financing needs;

o        changes in our business plan and corporate strategies; and

o other risks and uncertainties discussed in greater detail in the sections of this prospectus, including those captioned "Risk Factors" and "Management's Discussion And Analysis Of Financial Condition And Results Of Operations".

o Each forward-looking statement should be read in context with, and with an understanding of, the various other disclosures concerning our company and our business made elsewhere in this prospectus as well as other pubic reports filed with the United States Securities and Exchange Commission (the "SEC"). You should not place undue reliance on any forward-looking statement as a prediction of actual results or developments. We are not obligated to update or revise any forward-looking statement contained in this prospectus to reflect new events or circumstances unless and to the extent required by applicable law.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and the Financial Statements (including the notes thereto) appearing elsewhere in this Prospectus. Unless otherwise specifically referenced, all references to dollar amounts refer to United States dollars.

The Company

Tidelands Oil & Gas Corporation (the "Company"), formerly known as C2 Technologies, Inc., was incorporated under the laws of the State of Nevada on February 25, 1997. C2 Technologies, Inc. changed its name to Tidelands Oil & Gas Corporation on November 19, 1998. The Company has nine subsidiaries which it directly and indirectly owns as follows: (1) Rio Bravo Energy LLC, (2) Sonora Pipeline LLC, (3) Arrecefe Management LLC, (4) Marea Associates, L.P. , (5) Terranova Energia, S.de R.L. de C.V. and (6) Sonterra Energy Corporation. We also own a 97% limited partnership interest in Reef Ventures, L.P.(7). Arrecefe Management LLC owns a 1% general partner interest in Reef Ventures, L.P. Reef Ventures, L.P. owns 100% of the member interest in Reef International LLC(8) and Reef Marketing LLC(9).

The Company's products and services are primarily focused on development and operation of transportation, processing, distribution and storage projects for natural gas and liquid gas in the northeastern states of Mexico (Chihuahua, Coahuila, Nuevo Leon and Tamaulipas) and the State of Texas.

Unless otherwise noted, the "Company" as used in this Prospectus, will refer to Tidelands Oil & Gas Corporation as described above.

The Offering

This prospectus relates to the offer and sale by some of our shareholders during the period in which the registration statement containing this prospectus is effective up to 40,324,177 common shares consisting of:

         o up to 8,500,000 shares are issuable upon exercise of outstanding warrants, at exercise price of $0.335 per share to Impact International, LLC;
         o up to 1,329,500 shares issued and outstanding for sale by Impact International, LLC;
         o up to 11,733,118 shares issued and outstanding for sale by selling security holders;
         o up to 11,111,111 shares are issuable upon conversion of outstanding 7% Convertible Debentures, which are convertible pursuant to a formula, provided that the conversion price shall not be less than $0.45, nor more than $0.76 per share; and
         o up to 6,578,948 shares are issuable upon exercise of outstanding warrants at exercise prices ranging between $0.80 and $0.87 per share.
         o up to 1,000,000 shares are issuable upon the exercise of outstanding warrants at an exercise price of $0.50 per share,
         o up to 1,000,000 shares are issuable upon the exercise of outstanding warrants at an exercise price of $2.50 per share.

The common  shares  offered  under this  prospectus  may be sold by the  selling shareholders on the public market, in negotiated transactions with a broker-dealer or market maker as principal or agent, or in privately negotiated transactions not involving a broker or dealer. Information regarding the selling shareholders, the common shares they are offering to sell under this prospectus, and the times and manner in which they may offer and sell those shares is provided in the sections of this prospectus captioned "Selling Shareholders", and "Plan of Distribution". We will not receive any of the proceeds from those sales. Should the selling shareholders in their discretion, exercise any of the common share purchase warrants underlying the common shares offered under this prospectus, we would, however, receive the exercise price for those warrants. The registration of common shares pursuant to this prospectus does not necessarily mean that any of those shares will ultimately be offered or sold by the selling shareholders.

         Information on Outstanding Shares
         ---------------------------------

The number of shares of our common stock outstanding before and after this offering is set forth below:

o        Common shares issued and outstanding before this offering: 60,603,359
o        Common shares issued and outstanding after this Offering: 88,793,418

The number set forth above for the shares of common stock outstanding before this offering is the number of shares of our common stock outstanding on November 30, 2004. The number of shares issued and outstanding after this Offering assumes that all of the warrants are exercised and the debentures are converted at the "Floor Price $0.45" and the underlying shares issued and sold. None of the warrant or debenture holders are obligated to exercise their warrants or convert their Debentures. The Debenture conversion price may vary between the "Floor Price $0.45" and "Ceiling Price $0.76".

Recent Developments

         Mercator Financing
         ------------------

On November 18, 2004, we completed a $5 million financing through the sale of 7% Convertible Debentures ("Debentures"). The financing was completed in a private placement with the Mercator Advisory Group and its related funds. We received the first $3,250,000 Dollars on November 19, 2004, and will receive the balance of $1,750,000 Dollars on the day which is two days following our initial filing of this registration statement. The Debentures are convertible at any time into shares of our common stock at 85% of the average of the lowest three inter-day trading prices of our common stock during the ten consecutive trading days immediately preceding the conversion date, with a maximum conversion price of $0.76 per share and a minimum conversion price of $0.45 per share. If we are unable to have this registration statement declared effective within the 90 days following its filing with the Securities and Exchange Commission (SEC) the conversion price of the Debentures will be reduced from 85% to 75% of the average of the lowest three inter-day trading prices of our common as specifically outlined above.

As part of this financing, we issued three-year warrants to the Mercator Advisory Group and its related funds entitling them to purchase an aggregate of 6,578,948 shares of our common stock, half at $0.80 per share and half at $0.87 per share. We also paid to Mercator Advisory Group $200,000 as due diligence fees and $15,000 as reimbursement of legal expenses.

In connection with the financing, we also paid $250,000 to KMR Capital, LLC, as placement agent. KMR also received 450,000 warrants to purchase our common stock exerciseable 200,000 shares at $0.80, 150,000 shares at $0.84 and 100,000 shares at $0.87.

         Oneok Propane Acquisition
         -------------------------

On November 1, 2004, through our subsidiary, Sonterra Energy Corporation, we entered into an Asset Purchase and Sale Agreement with Oneok Propane Distribution Company, a division of ONEOK Propane Company, a Delaware corporation. We purchased the assets of this division for Two Million ($2,000,000). The assets consist of propane distribution systems, including gas mains, yard lines, meters and storage tanks, serving the following residential subdivisions in the Austin, Texas area:

Austin's Colony Phase II
Costa Bella
Jacarandas
Lake Pointe
La Ventana
Lakewinds Estates
Northshore on Lake Travis Phase I
Riverbend
Rob Roy Rim
Senna Hills
Sterling Acres
The Point
The Preserve at Barton Creek

The propane distribution system is comprised of approximately 25 miles of gas main pipe, 75,000 feet of yard lines, 850 meters, storage tanks with a combined capacity of 156,000 gallons.


On  November 1, 2004,  Sonterra  also  acquired  assets of BNC  Engineering  for
$250,000. BNC Engineering constructed residential propane systems. It also provided operating services for Oneok residential propane systems. The assets consisted of machinery, vehicles, computer equipment, construction equipment, meters and an inventory of pipe and fittings for use in the construction of gas mains, service lines and other storage tanks. We assumed BNC Engineering's lease obligations for a field office mobile house and a photocopier lease. Sonterra employed the field operating personnel associated with the residential propane operations.

         ACH Financing Oneok Propane Acquisition
         ---------------------------------------

On October 13, 2004, we sold Four Million (4,000,000) Tidelands Oil & Gas common shares to ACH Securities, S.A., a company domiciled in Geneva, Switzerland, for Two Million ($2,000,000) Dollars. On October 14, 2004, in connection with the
ACH Securities transaction, we issued Margaux Investment Group, S.A. common stock warrants to purchase One Million (1,000,000) Tidelands Oil & Gas common shares for Fifty ($0.50) Cents per share and One Million (1,000,000)shares for $2.50 per share. We used the proceeds of the ACH financing to fund Sonterra's purchase of the Oneok propane distribution business.

Use of Proceeds

We will not realize any of the proceeds from the sale of the shares offered by the selling stockholders. See "Use of Proceeds". However, may receive cash proceeds from the exercise of common stock warrants in the form of cash or credit to outstanding financial obligations. Proceeds from the conversion of the 7% Debentures will offset all or a portion of the Debenture obligations.
Proceeds from the Impact International warrants will reduce our promissory note debt owed to Impact. All other uncommitted proceeds will be used for working capital.

                          Summary Financial Information

The following table presents selected historical financial data for the Company derived from the Company's Financial Statements. The historical financial data are qualified in their entirety by reference to, and should be read in conjunction with, the Financial Statements and notes thereto of the Company, which are incorporated by reference into this Prospectus. The following data should be read in conjunction with "Managements' Discussion and Analysis" and "Plan of Operation" and the Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus.


                                   Fiscal Year Ended                Nine Months
                                      December 31                  ended Sept. 30
                                                                    (unaudited)

                                  2003           2002           2004           2003
                              -----------    -----------    -----------    -----------
Statement of Operations
    Data:
Revenue                       $   178,856    $   709,662    $ 1,332,560    $   123,992
Net income (loss)             $(1,348,481)   $(4,060,772)   $(5,091,877)   $   675,083
Basic Net income (loss) per
share                         $     (0.03)   $     (0.14)   $     (0.10)   $      0.02
Diluted Net
income(loss)/share            $     (0.03)   $     (0.14)   $     (0.03)   $      0.02


                                       Fiscal Year Ended               Nine Months
                                         December 31                  ended Sept. 30
                                                                       (unaudited)

                                     2003           2002           2004          2003
                                 -----------    -----------    -----------   -----------
Balance Sheet Data:
Working Capital                  $  (221,011)   $(1,930,180)   $ 3,955,459   $  (905,599)
Total assets                     $ 1,623,515    $ 1,379,343    $12,421,763   $   856,578
Total liabilities                $ 1,138,905    $ 3,915,273    $ 7,062,336   $ 1,203,437
Stockholder's equity (deficit)   $   484,610    $(2,535,930)   $ 5,359,927   $  (346,859)


RISK FACTORS

An investment in the Securities offered in this Prospectus involves a high degree of risk and should only be made by persons who can afford the loss of their entire investment. Accordingly, prospective investors should consider carefully the following factors, in addition to the other information concerning the Company and its business contained in this Prospectus, before purchasing the Securities offered hereby. An investment in the common stock the selling shareholders are offering to resell is risky. You should be able to bear a complete loss of your investment. Before purchasing any of the common stock, you should carefully consider the following risk factors, among others.

OPERATING LOSSES

We have had significant losses ever since starting business and we expect to continue losing mon ey for some time.  To date,  we have  incurred  significant
losses. At September 30, 2004, our accumulated deficit was $15,707,080 and our working capital was $3,955,459. For the year ended December 31, 2002, we lost $ 4,060,772 and for the year ended December 31, 2003, we lost $1,348,481. These losses were caused primarily by:

o Pre-operating expenses for the development period leading to commencement of operations of the international pipeline crossing at Eagle Pass;
o Limited volumes of gas transported through the international pipeline crossing
o Pre-development and operating expenses associated with the development of additional pipeline and storage projects in Mexico;
o Idle assets not producing revenue, such as the gas plant and associated pipeline.

LIMITED OPERATING HISTORY.

We have a limited operating history and our financial health will be subject to all the risks inherent in the establishment of a new business enterprise. The likelihood of success of our company must be considered in the light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the startup and growth of a new business, and the competitive environment in which we will operate. Our success is dependent upon the successful financing and development of our business plan. No assurance of success is offered. Unanticipated problems, expenses, and delays are frequently encountered in establishing a new business and marketing and developing products. These include, but are not limited to, competition, the need to develop customers and market expertise, market conditions, sales, marketing and governmental regulation. The failure of the Company to meet any of these conditions would have a materially adverse effect upon the Company and may force the Company to reduce or curtail operations. No assurance can be given that the Company can or will ever operate profitably.

WE DEPEND HEAVILY ON THE CONTINUED SERVICE OF OUR CHIEF EXECUTIVE OFFICER.

We place substantial reliance upon the efforts and abilities of Michael Ward, our chief executive officer. The loss of Mr. Ward's services could have a serious adverse effect on our business, operations, revenues or prospects. We maintain key man insurance on his life in the amount of One Million Dollars.

RELIANCE ON MANAGEMENT.

All decisions with respect to the management of our Company will be made by our Company's directors and officers. Accordingly, no person should purchase any shares offered by this Prospectus unless the subscriber is willing to entrust all aspects of management to the Directors and Officers of our Company. The loss of their services could have a material adverse effect on our Company's business and prospects.

TRADING IN OUR COMMON STOCK ON THE OTC BULLETIN BOARD MAY BE LIMITED.

Our common stock trades on the OTC Bulletin Board. The OTC Bulletin Board is not an exchange. Trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on an exchange or NASDAQ. You may have difficulty reselling any of the shares that you purchase from the selling shareholders.

THERE HAS BEEN AN VOLATILE PUBLIC MARKET FOR OUR COMMON STOCK AND THE PRICE OF OUR STOCK MAY BE SUBJECT TO FLUCTUATIONS.

We cannot assure you that a liquid transparent trading market for our common stock will develop or be sustained. You may not be able to resell your shares at or above the initial offering price. The market price of our common stock is likely to be volatile and could be subject to fluctuations in response to factors such as the following, most of which are beyond our control:

o operating results that vary from the expectations of securities analysts and investors;
o changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;
o        the  operations,  regulatory,  market and other risks discussed in this section;
o announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
o announcements by third parties of significant claims or proceedings against us; and
o        future sales of our common stock.

In addition, the market for our stock has from time to time experienced extreme price and volume fluctuations. These broad market fluctuations may adversely affect the market price of our common stock

OUR COMMON STOCK IS SUBJECT TO PENNY STOCK REGULATION.

Our common stock is subject to regulations of the Securities and Exchange Commission relating to the market for penny stocks. The Securities Enforcement and Penny Stock Reform Act of 1990 (the "Reform Act") also requires additional disclosure in connection with any trades involving a stock defined as a "penny stock" (generally, according to recent regulations adopted by the Commission, any equity security that has a market price of less than $5.00 per share, subject to certain exceptions), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith. These regulations generally require broker-dealers who sell penny stocks to persons other than established customers and accredited investors to deliver a disclosure schedule explaining the penny stock market and the risks associated with that market. These regulations also impose various sales practice requirements on broker-dealers. The regulations that apply to penny stocks may severely affect the market liquidity for our securities and that could limit your ability to sell your securities in the secondary market.

RISKS RELATING TO LOW-PRICE STOCKS.

Because our stock is quoted on the NASD OTC Electronic Bulletin Board and subject to the Penny Stock Regulations, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the market value of, our Company's securities. The regulations governing low-priced or penny stocks could limit the ability of broker-dealers to sell the Company's securities and thus the ability of the purchasers of this Offering to sell their securities in the secondary market.

THE EXERCISE OF WARRANTS AND THE CONVERSION OF THE DEBENTURES COULD DEPRESS OUR STOCK PRICE AND REDUCE YOUR PERCENTAGE OF OWNERSHIP.

If all of the Warrants are exercised and Debentures converted at the "Floor Price" and assuming that we issue a total of 28,190,059 will dilute the percentage ownership of our other shareholders. The "Description of Securities" section of this prospectus provides you with more information about the Warrants and Debentures.

WE MAY NOT HAVE ENOUGH FUNDING TO COMPLETE OUR BUSINESS PLAN.

We will need additional financing to fully implement our business plan. We cannot give any assurance that this additional financing could be obtained on attractive terms or at all. In addition, our ability to raise additional funds through a private placement may be restricted by SEC rules which limit a company's ability to sell securities similar to those being sold in a registered offering before the time that offering is completed or otherwise terminated. Additionally, we may not have a sufficient quantity of common stock capital if all of the warrants are exercised and debentures converted. We would have to amend our articles of incorporation and increase our authorized common stock capital. Lack of funding could force us to curtail substantially or cease our operations.

FUTURE CAPITAL NEEDS COULD RESULT IN DILUTION TO INVESTORS; ADDITIONAL FINANCING COULD BE UNAVAILABLE OR HAVE UNFAVORABLE TERMS.

Our Company's future capital requirements will depend on many factors, including cash flow from operations, progress in its gas operations, competing market developments, and the Company's ability to market its proposed products successfully. Although the Company currently has specific plans and arrangements for financing its working capital is presently insufficient to fund the Company's activities. It may be necessary to raise additional funds through equity or debt financings. Any equity financings could result in dilution to our Company's then-existing stockholders. Sources of debt financing may result in higher interest expense. Any financing, if available, may be on terms unfavorable to the Company. If adequate funds are not obtained, the Company may be required to reduce or curtail operations. The Company anticipates that its existing capital resources, will be adequate to satisfy its operating expenses and capital requirements for at least 6 months after the date of this Prospectus. However, such estimates may prove to be inaccurate.

SUBSTANTIAL CAPITAL REQUIREMENTS

We may make substantial capital expenditures for the development, acquisition and production of natural gas pipeline , processing systems and, or storage facilities. We believe that the Company will have sufficient cash provided by operating activities and equity financing to fund planned capital expenditures in the near future excluding the proposed Burgos Basin storage facility in Mexico. If revenues or the Company's equity financing decrease as a result of lower natural gas prices, operating difficulties, the Company may have limited ability to expend the capital necessary to undertake or complete proposed plans and opportunities. There can be no assurance that additional debt or equity financing or cash generated by operations will be available to meet these requirements.

WE CAN GIVE NO ASSURANCE REGARDING THE AMOUNTS OF CASH THAT WE WILL GENERATE.

The actual amounts of cash we generate will depend upon numerous factors relating to our business which may be beyond our control, including:

o        the demand for natural gas;
o        profitability of operations;
o        required principal and interest payments on any debt we may incur;
o        the cost of acquisitions;
o        our issuance of equity securities;
o        fluctuations in working capital;
o        capital expenditures;
o        continued development of gas transportation network systems;
o        prevailing economic conditions;
o        government regulations.

WE DO NOT EXPECT TO PAY DIVIDENDS FOR SOME TIME, IF AT ALL.

No cash dividends have been paid on the Common Stock. We expect that any income received from operations will be devoted to our future operations and growth. We do not expect to pay cash dividends in the near future. Payment of dividends would depend upon our profitability at the time, cash available for those dividends, and other factors.

COMPETITION

Our Company will be competing with other established businesses that market similar products. Many of these companies have greater capital, marketing and other resources than we do. There can be no assurance that these or other companies will not develop new or enhanced products that have greater market acceptance than any that may be marketed by the Company. There can be no assurance that our Company will successfully differentiate itself from its competitors or that the market will consider our products to be superior or to or more appealing than those of our competitors. Market entry by any significant competitor may have an adverse effect on our sales and profitability. See "Competition."

WE OPERATE IN HIGHLY COMPETITIVE MARKETS IN COMPETITION WITH A NUMBER OF DIFFERENT COMPANIES.

We face strong competition in our geographic areas of operations. Our competitors include major integrated oil companies, interstate and intrastate pipelines. We compete with integrated companies that have greater access to raw natural gas supply and are less susceptible to fluctuations in price or volume, and some of our competitors that have greater financial resources may have an advantage in competing for acquisitions or other new business opportunities.

GROWING OUR BUSINESS BY CONSTRUCTING NEW PIPELINES AND PROCESSING FACILITIES SUBJECTS US TO CONSTRUCTION RISKS AND RISKS THAT RAW NATURAL GAS SUPPLIES WILL NOT BE AVAILABLE UPON COMPLETION OF THE FACILITIES.

One of the ways we intend to grow our business is through the construction of additions to our existing gathering systems, modification of our existing gas processing plant and construction of new processing facilities. The construction of gathering and processing facilities requires the expenditure of significant amounts of capital, which may exceed our expectations. Generally, we may have only limited raw natural gas supplies committed to these facilities prior to their construction. Moreover, we may construct facilities to capture anticipated future growth in production in a region in which anticipated production growth does not materialize. As a result, there is the risk that new facilities may not be able to attract enough raw natural gas to achieve our expected investment return, which could adversely affect our results of operations and financial condition.

A SIGNIFICANT COMPONENT OF OUR GROWTH STRATEGY WILL BE ACQUISITIONS AND WE MAY NOT BE ABLE TO COMPLETE FUTURE ACQUISITIONS SUCCESSFULLY.

Our business strategy will emphasize growth through strategic acquisitions, but we cannot assure you that we will be able to identify attractive or willing acquisition candidates or that we will be able to acquire these candidates on economically acceptable terms. Competition for acquisition opportunities in our industry exists and may increase. Any increase in the level of competition for acquisitions may increase the cost of, or cause us to refrain from, completing acquisitions.

Our strategy of acquisitions is dependent upon, among other things, our ability to obtain debt and equity financing and possible regulatory approvals. Our ability to pursue our growth strategy may be hindered if we are not able to obtain financing or regulatory approvals, including those under federal and state antitrust laws. Our ability to grow through acquisitions and manage such growth will require us to to invest in operational, financial and management information systems and to attract, retain, motivate and effectively manage our employees. The inability to manage the integration of acquisitions effectively could have a material adverse effect on our financial condition, results of operations and business. Pursuit of our acquisition strategy may cause our financial position and results of operations to fluctuate significantly from period to period.

IF WE ARE UNABLE TO MAKE ACQUISITIONS ON ECONOMICALLY AND OPERATIONALLY ACCEPTABLE TERMS, OUR FUTURE FINANCIAL PERFORMANCE MAY BE LIMITED.

There can be no assurance that:

o        we will identify attractive acquisition candidates in the future;
o        we will be able to acquire assets on economically acceptable terms;
o any acquisitions will not be dilutive to earnings and operating surplus; or
o any debt incurred to finance an acquisition will not affect our ability to make distributions to you.

If we are unable to make acquisitions on economically and operationally acceptable terms, our future financial performance will be limited to the performance of our present gas gathering network.

Our acquisition strategy involves many risks, including:

o        difficulties inherent in the integration of operations and systems;

o        the diversion of management's  attention from other business  concerns;
         and
o        the potential loss of key employees of acquired businesses.

In addition, future acquisitions may involve significant expenditures. Depending upon the nature, size and timing of future acquisitions, we may be required to secure financing. We cannot assure you that additional financing will be available to us on acceptable terms.

OUR BUSINESS IS DEPENDENT UPON PRICES AND MARKET DEMAND FOR NATURAL GAS AND PROPANE, WHICH ARE BEYOND OUR CONTROL AND HAVE BEEN EXTREMELY VOLATILE.

We are subject to significant risks due to fluctuations in commodity prices, primarily with respect to the prices of gas that we may own as a result of our processing and distribution activities.

The markets and prices for residue gas depend upon factors beyond our control. These factors include demand for oil, and natural gas, which fluctuate with changes in market and economic conditions and other factors, including:

o the impact of weather on the demand for oil and natural gas; o the level of domestic oil and natural gas production; o the availability of imported oil and natural gas; o the availability of local, intrastate and interstate transportation systems; o the availability and marketing of competitive fuels; o the impact of energy conservation efforts; and o the extent of governmental regulation and taxation.

WE GENERALLY DO NOT OWN THE LAND ON WHICH OUR PIPELINES ARE CONSTRUCTED AND WE ARE SUBJECT TO THE POSSIBILITY OF INCREASED COSTS FOR THE LOSS OF LAND USE.

We generally do not own the land on which our pipelines are constructed. Instead, we obtain the right to construct and operate the pipelines on other people's land for a period of time. If we were to lose these rights, our business could be affected negatively.

RISKS RELATED TO THE RETAIL PROPANE AND ASSOCIATED BUSINESSES

o Decreases in the demand for propane because of warmer weather may adversely affect our financial condition and results of operations.

o Weather conditions have a significant impact on the demand for propane for heating purposes. All of our propane customers rely heavily on propane as a heating fuel. The volume of propane sold is at its highest during the six-month peak heating season of October through March and is directly affected by the severity of the winter weather. We estimate that approximately two-thirds of our annual retail propane volume will be sold during these months. Actual weather conditions can vary substantially from quarter to quarter and year to year, significantly affecting our financial performance. Furthermore, warmer than normal temperatures in our service area can significantly decrease the total volume of propane we sell. Consequently, our operating results may vary significantly due to actual changes in temperature. Weather conditions in any quarter or year may have a material adverse effect on our operations.

o Sudden and sharp propane price increases that cannot be passed on to customers may adversely affect our profits, income, and cash flow.

o Energy efficiency and technology may reduce the demand for propane and our revenues.

o The national trend toward increased conservation and technological advances, including installation of improved insulation and the development of more efficient furnaces and other heating devices, has adversely affected the demand for propane by retail customers. Future conservation and efficiency measures or technological advances in heating, conservation, energy generation, or other devices might reduce demand for propane and our revenues.

o        The   propane   business   is  highly   regulated.   New  or   stricter
         environmental, health, or safety regulations may increase our operating costs and reduce our net income.

o The propane business is subject to a wide range of federal, state, and local environmental, transportation, health and safety laws and regulations governing the storage, distribution, and transportation of propane. We may have increased costs in the future due to new or stricter safety, health, transportation, and environmental regulations or liabilities resulting from non-compliance with operating or other regulatory permits. The increase in any such costs may reduce our net income.

o We will be subject to all operating hazards and risks normally associated with handling, storing, transporting, and delivering combustible liquids such as propane for use by consumers. As a result, we may be a defendant in various legal proceedings and litigation arising in the ordinary course of business. Our insurance may not be adequate to protect us from all material expenses related to potential future claims for personal injury and property damage or that insurance will be available in the future at economical prices. In addition, the occurrence of a serious accident, whether or not we are involved, may have an adverse effect on the public's desire to use our products.

GOVERNMENT REGULATION AND ENVIRONMENTAL MATTERS

Our business is regulated by certain local, state and federal laws and regulations relating to the exploration for, and the development, production, marketing, pricing, transportation and storage of, natural gas and oil. We are also subject to extensive and changing environmental and safety laws and regulations governing plugging and abandonment, the discharge of materials into the environment or otherwise relating to environmental protection. In addition, we are subject to changing and extensive tax laws, and the effect of newly enacted tax laws cannot be predicted. The implementation of new, or the modification of existing, laws or regulations, including regulations which may be promulgated under the Oil Pollution Act of 1990, could have a material adverse effect on the Company.

FEDERAL, STATE OR LOCAL REGULATORY MEASURES COULD ADVERSELY AFFECT OUR BUSINESS.

While the Federal Energy Regulatory Commission, or FERC, does not directly regulate the major portions of our operations, federal regulation, directly or indirectly, influences certain aspects of our business and the market for our products. As a raw natural gas gatherer and not an operator of interstate transmission pipelines, we generally are exempt from FERC regulation under the Natural Gas Act of 1938, but FERC regulation still significantly affects our business. In recent years, FERC has pursued pro-competition policies in its regulation of interstate natural gas pipelines. However, we cannot assure you that FERC will continue this approach as it considers proposals by pipelines to allow negotiated rates not limited by rate ceilings, pipeline rate case proposals and revisions to rules and policies that may affect rights of access to natural gas transportation capacity.

While state public utility commissions do not regulate our business, state and local regulations do affect our business. We are subject to ratable take and common purchaser statutes in the states where we operate. Ratable take statutes generally require gatherers to take, without undue discrimination, natural gas production that may be tendered to the gatherer for handling. Similarly, common purchaser statutes generally require gatherers to purchase without undue discrimination as to source of supply or producer. These statutes are designed to prohibit discrimination in favor of one producer over another producer or one source of supply over another source of supply. These statutes also have the effect of restricting our right as an owner of gathering facilities to decide with whom we contract to purchase or transport natural gas. Federal law leaves any economic regulation of raw natural gas gathering to the states, and some of the states in which we operate have adopted complaint-based or other limited economic regulation of raw natural gas gathering activities. States in which we operate that have adopted some form of complaint-based regulation, like Oklahoma, Kansas and Texas, generally allow natural gas producers and shippers to file complaints with state regulators in an effort to resolve grievances relating to natural gas gathering access and rate discrimination. The states in which we conduct operations administer federal pipeline safety standards under the Pipeline Safety Act of 1968, and the "rural gathering exemption" under that statute that our gathering facilities currently enjoy may be restricted in the future. The "rural gathering exemption" under the Natural Gas Pipeline Safety Act of 1968 presently exempts substantial portions of our gathering facilities from jurisdiction under that statute, including those portions located outside of cities, towns, or any area designated as residential or commercial, such as a subdivision or shopping center.

OUR BUSINESS INVOLVES HAZARDOUS SUBSTANCES AND MAY BE ADVERSELY AFFECTED BY ENVIRONMENTAL REGULATION.

Many of the operations and activities of our gathering systems, plants and other facilities are subject to significant federal, state and local environmental laws and regulations. These include, for example, laws and regulations that impose obligations related to air emissions and discharge of wastes from our facilities and the cleanup of hazardous substances that may have been released at properties currently or previously owned or operated by us or locations to which we have sent wastes for disposal. Various governmental authorities have the power to enforce compliance with these regulations and the permits issued under them, and violators are subject to administrative, civil and criminal penalties, including civil fines, injunctions or both. Liability may be incurred without regard to fault for the remediation of contaminated areas. Private parties, including the owners of properties through which our gathering systems pass, may also have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations or for personal injury or property damage.

There is inherent risk of the incurrence of environmental costs and liabilities in our business due to our handling of natural gas and other petroleum products, air emissions related to our operations, historical industry operations, waste disposal practices and the prior use of natural gas flow meters containing mercury. In addition, the possibility exists that stricter laws, regulations or enforcement policies could significantly increase our compliance costs and the cost of any remediation that may become necessary. We cannot assure you that we will not incur material environmental costs and liabilities. Furthermore, we cannot assure you that our insurance will provide sufficient coverage in the event an environmental claim is made against us.

Our business may be adversely affected by increased costs due to stricter pollution control requirements or liabilities resulting from non-compliance with required operating or other regulatory permits. New environmental regulations might adversely affect our products and activities, including processing, storage and transportation, as well as waste management and air emissions. Federal and state agencies also could impose additional safety requirements, any of which could affect our profitability.

RISK OF ADDITIONAL COSTS AND LIABILITIES RELATED TO ENVIRONMENTAL AND SAFETY REGULATIONS AND CLAIMS

Our pipeline operations are subject to various federal, state and local environmental, safety, health and other laws, which can increase the cost of planning, designing, installing and operating such facilities. There can be no assurance that costs and liabilities relating to compliance will not be incurred in the future. Moreover, it is possible that other developments, such as increasingly strict environmental and safety laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from our operations, could result in additional costs to and liabilities for us.

GOVERNMENTAL REGULATION OF OUR PIPELINES COULD INCREASE OUR OPERATING COSTS

Currently our operations involving the gathering of natural gas from wells are exempt from regulation under the Natural Gas Act. Section 1(b) of the Natural Gas Act provides that the provisions of the Act shall not apply to facilities used for the production or gathering of natural gas. Our physical dimensions and operations support the conclusion that our facilities perform primarily a gathering function. We should not, therefore, be subject to Natural Gas Act regulation. There, however, can be no assurance that this will remain the case. The Federal Energy Regulatory Commission's oversight of entities subject to the Natural Gas Act includes the regulation of rates, entry and exit of service, acquisition, construction and abandonment of transmission facilities, and accounting for regulatory purposes. The implementation of new laws or policies that would subject us to regulation by the Federal Energy Regulatory Commission under the Natural Gas Act could have a material adverse effect on our financial condition and operations. Similarly, changes in the method or circumstances of operation, or in the configuration of facilities, could result in changes in our regulatory status. Our gas gathering operations are subject to regulation at the state level, which increases the costs of operating our pipeline facilities. Matters subject to regulation include rates, service and safety. We have been granted an exemption from regulation as a public utility in Texas. Presently, our rates are not regulated in Texas . Changes in state regulations, or our status under these regulations due to configuration changes in our operating facilities, that subject us to further regulation could have a material adverse effect on our financial condition. Litigation or governmental regulation relating to environmental protection and operational safety may result in substantial costs and liabilities

Our operations are subject to federal and state environmental laws under which owners of natural gas pipelines can be liable for clean-up costs and fines in connection with any pollution caused by the pipelines. We can also be liable for clean-up costs resulting from pollution which occurred before our acquisition of the gathering systems. In addition, we are subject to federal and state safety laws that dictate the type of pipeline, quality of pipe protection, depth, methods of welding and other construction-related standards. While we believe that the gathering systems comply in all material respects with applicable laws, we cannot assure you that future events will not occur for which we may be liable. Possible future developments, including stricter laws or enforcement policies, or claims for personal or property damages resulting from our operations could result in substantial costs and liabilities to us.

SOVEREIGN RISK

The Company is focusing on the development of infrastructure projects through its Mexican entity, Terranova Energia S.de R.L. de C.V., in the nation of the United Mexican States (Mexico). The risk of indirect or regulatory actions by local, state or federal authorities in Mexico which may inhibit, delay, hinder or block projects under development in Mexico is very high given the history of operations conducted by past businesses other than the Company in Mexico. There is a substantial risk that a set of actions taken by commission or omission by the various actors in the public, private, nongovernmental and/or social sectors could negatively impact a project or investment in Mexico. The legal system employed in Mexico is dramatically different in its structure and method of operation compared to the common law foundation present in the United States of America. The level of legal protection afforded investors by the North American Free Trade Agreement has not materially improved from a foreign investor's viewpoint.

There can be no assurance that a commercially viable project will be completed due to the above factors which could result in commercial competitors trying to circumvent the market system through the exploitation of undocumented, extraofficial channels of influence that constitute unfair competition. Federal, state and local authorities are not well coordinated in their legal protections and improper influence and competition may arise from any level of government to disrupt or destroy the commercial viability of investments by foreign investors. While the Company has taken precautions to limit its investments to prudent levels, there is a continuing risk of adverse activities arising from the above sources that could impair or result in the entire loss of investment in otherwise commercially viable projects initiated by the Company in Mexico.

PIPELINE SYSTEM OPERATIONS ARE SUBJECT TO OPERATIONAL HAZARDS AND UNFORESEEN INTERRUPTIONS

The operations of our pipeline systems are subject to hazards and unforeseen interruptions, including natural disasters, adverse weather, accidents or other events, beyond our control. A casualty occurrence might result in injury and extensive property or environmental damage. Although we intend to maintain customary insurance coverages for gathering systems of similar capacity, we can offer no assurance that these coverages will be sufficient for any casualty loss we may incur.

OPERATING RISKS OF NATURAL GAS  OPERATIONS

The natural gas business involves certain operating hazards. The availability of a ready market for our natural gas products also depends on the proximity of reserves to, and the capacity of, natural gas gathering systems, pipelines and trucking or terminal facilities. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could reduce or eliminate the funds available for exploration, development or acquisitions or result in the loss of the Company's properties. In accordance with customary industry practices, the Company maintains insurance against some, but not all, of such risks and losses. The Company does not carry business interruption insurance. The occurrence of such an event not fully covered by insurance could have a material adverse effect on the financial condition and results of operations of the Company.

OUR BUSINESS INVOLVES MANY HAZARDS AND OPERATIONAL RISKS, SOME OF WHICH MAY NOT BE COVERED BY INSURANCE.

Our operations are subject to the many hazards inherent in the gathering, compressing, treating and processing of raw natural gas and NGLs and storage of residue gas, including ruptures, leaks and fires. These risks could result in substantial losses due to personal injury and/or loss of life, severe damage to and destruction of property and equipment and pollution or other environmental damage and may result in curtailment or suspension of our related operations. We are not fully insured against all risks incident to our business. If a significant accident or event occurs that is not fully insured, it could adversely affect our operations and financial condition.

INSURANCE

Companies engaged in the petroleum products distribution and storage business may be sued for substantial damages in the event of an actual or alleged accident or environmental contamination. The Company maintains $2,000,000 of liability insurance. There can be no assurance that we will be able to continue to maintain liability insurance at a reasonable cost in the future, or that a potential liability will not exceed the coverage limits. Nor can there be any assurance that the amount of insurance carried by us will enable it to satisfy any claims for which it might be held liable resulting from the conduct of its business operations.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the selling shareholders. However, we may receive proceeds from the sale to (1) Impact International, LLC, (2) the Mercator Group of Funds, and (3) Margaux Investment Management Group, S.A. of common stock shares issuable upon the exercise of warrants. We intend to use the proceeds from the exercise of warrants by Impact for reduction of the principal balance of our financial obligation to Impact under the terms of the Promissory Note. If all of the warrants were exercised, the Debentures converted at the Floor Price and promissory notes paid in full, we could realize $16,340,921 Dollars.

We will pay all the expenses incident to this registration. We plan to use any net proceeds received upon the exercise of the warrants for general corporate purposes.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is traded on the OTC Electronic Bulletin Board. The following table sets forth the high and low bid prices of our common stock for each quarter for the years 2003 and 2004. The quotations set forth below reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Common Stock:

Our common stock trades Over-the-Counter (OTC) on the OTC Bulletin Board under the symbol TIDE. Table 1. sets forth the high and low bid information for the past two years. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. These quarterly trade and quote data provided by NASDAQ OTC Bulletin Board.

Table 1.

Bid Information

Fiscal Quarter Ended
                                    High             Low

September 30, 2004                  0.85             0.86
June 30, 2004                       3.89             1.70
March 31, 2004                      4.43             1.37

December 31, 2003                   2.57             0.75
September 30, 2003                  1.05             0.24
June 30, 2003                       0.47             0.20
March 31, 2003                      0.40             0.15

December 31, 2002                   0.26             0.24
September 30, 2002                  0.34             0.34

March 31, 2002                      1.09              0.88


On December 13, 2004, the closing bid and closing ask prices for shares of our common stock in the over-the-counter market, as reported by NASD OTC BB were $0.65 and $0.69 per share, respectively.

We believe that there are presently 39 market makers for our common stock. When stock is traded in the public market, characteristics of depth, liquidity and orderliness of the market may depend upon the existence of market makers as well as the presence of willing buyers and sellers. We do not know if these or other market makers will continue to make a market in our common stock. Further, the trading volume in our common stock has historically been both sporadic and light.

As of November 30, 2004, we had an aggregate of 86 stockholders of record as reported by our transfer agent, Signature Stock Transfer Co., Inc. Certain shares are held in the "street" names of securities broker dealers and we estimate the number of stockholders which may be represented by such securities broker dealer accounts may exceed 1,500.

Dividends and Dividend Policy

There are no restrictions imposed on the Company which limit its ability to declare or pay dividends on its common stock, except as limited by state corporation law. During the year ended December 31, 2003, no cash or stock dividends were declared or paid and none are expected to be paid in the foreseeable future.

We expect to continue to retain all earnings generated by our future operations for the development and growth of our business. The Board of Directors will determine whether or not to pay dividends in the future in light of our earnings, financial condition, capital requirements and other factors.

Securities Authorized for Issuance under Equity Compensation Plans

The following table summarizes our equity compensation plan information as of December 31, 2004. Information is included for equity compensation plans not approved by our security holders.


Table 1.

Equity Compensation Plan Information


Plan Category                Number of Securities to   Weighted-average       Number of Securities
                             be issued upon exercise   Exercise price of      remaining available for
                             of outstanding options,   outstanding options,   future issuance under
                             warrants and rights       warrants, and rights   equity compensation
                                                                              plans (excluding
                                                                              securities reflected in
                                                                              column (a)

                                        (a)                      (b)                (c)
--------------------------- ------------------------- ---------------------- -------------------------
Equity Compensation
Plans approved by security             None                     None                   None
holders
--------------------------- ------------------------- ---------------------- -------------------------
Equity Compensation          500,000 (1)               $ 0.125                None
Plans not approved by        5,000,000 (2)             $ 0.287                210,122
security holders
--------------------------- ------------------------- ---------------------- -------------------------
Total                        5,500,000                 $0.272                 210,122
--------------------------- ------------------------- ---------------------- -------------------------

(1) This plan registered shares issued for legal services rendered on behalf of the Company and approved by our Board of Directors. These shares were issued in lieu of cash legal fees for services rendered during 2002. (2) On May 27, 2003, the Company adopted the 2003 Non-Qualified Stock Grant and Option Plan. The Plan reserved 5,000,000 shares. The Plan is administered by our Board of Directors. Directors, officers, employees consultants, attorneys, and others who provide services to our Company are eligible participants. Participants are eligible to be granted warrants, options, common stock as compensation.

                                    BUSINESS
Business Overview

Tidelands Oil & Gas Corporation (the "Company"), formerly known as C2 Technologies, Inc., was incorporated under the laws of the State of Nevada on February 25, 1997. C2 Technologies, Inc. changed its name to Tidelands Oil & Gas Corporation on November 19, 1998. The Company has nine subsidiaries which it directly and indirectly owns as follows: (1) Rio Bravo Energy LLC, (2) Sonora Pipeline LLC, (3) Arrecefe Management LLC, (4) Marea Associates, L.P. , (5) Terranova Energia, S.de R.L. de C.V. and (6) Sonterra Energy Corporation. We also owns a 97% limited partnership interest in Reef Ventures, L.P.(7). Arrecefe Management LLC owns a 1% general partner interest in Reef Ventures, L.P. Reef Ventures, L.P. owns 100% of the member interest in Reef International LLC(8) and Reef Marketing LLC(9).

The Company's products and services are primarily focused on development and operation of transportation, processing, distribution and storage projects for natural gas and liquids in the northeastern states of Mexico (Chihuahua, Coahuila, Nuevo Leon and Tamaulipas) and the State of Texas.

Reef Ventures International Pipeline

Unitl September 30, 2004, we derived our revenue from sales of natural gas to Conagas, the local distribution company in Piedras Negras, Coahuila, through the pipeline owned by Reef Ventures, L.P. On September 1, 2004, we converted the revenue source for this pipeline to a transportation fee. As a reseller of natural gas we were obligated to restrict of use of $1,000,000 of cash in order to fund a credit facility in favor of the seller of natural gas. We believe that converting the revenue source to a transportation fee that we will double net revenues based upon current gas volumes committed for delivery to the customer in Piedras Negras, Coahuila. Additionally, Management is evaluating an expansion of the pipeline in Coahuila to serve new markets along the state highway No. 57 corridor to Monclova, Coahuila. The planned Liquid Propane Gas ( LPG) line between Eagle Pass, Texas and Piedras Negras, Coahuila is being re-evaluated in light of new supply sources emerging in Nuevo Laredo and Reynosa, Tamaulipas. A decision to proceed, modify or abandon the LPG project at this location is expected in the future. The above projects were acquired in connection with the buyout of the Impact general and limited partnership interests in Reef Ventures, L.P.

Tidelands Oil & Gas Storage Enterprise

In December 2003, we entered into a Memorandum of Understanding (MOU) with PEMEX to design, build and operate an underground natural gas storage facility in the vicinity of Reynosa, Tamaulipas, Mexico, in the Burgos Basin area and eventually at other regions in Mexico. The MOU provides for exclusivity in the development of the projects and the related transportation and interconnecting pipelines to and from the storage facilities.

We have completed the initial study of the Burgos facility and expect to complete final contract negotiations with PEMEX and third party vendors for the construction and operation of the facility before the end of 2005. A system of two interconnecting pipelines is also proposed to enhance the overall pipeline grid and the operational efficiency of the proposed storage facility. The capital budget for these projects exceeds $200 Million Dollars and is expected to be funded through issuance additional equity and debt financing. Marea Associates, L.P. was formed to own the majority interest in Terranova Energia,
S. de R.L. de C.V., a Mexican company which will enter into all contracts for business dealings in Mexico on behalf of Tidelands. Rio Bravo Energy LLC, an existing wholly owned subsidiary owns the general partner interest in Marea Associates, L.P. and a minority interest in Terranova Energia, S. de R.L. de C.V.

Rio Bravo Energy, LLC

Rio Bravo Energy, LLC was formed on August 10, 1998 to operate the Chittim Gas Processing Plant which was purchased in 1999 and was processing natural gas primarily from Conoco Oil's Sacatosa Field. The Sacatosa Field was primarily an oilfield which produced high BTU casinghead gas from which processing would yield valuable hydrocarbon components such as propane, butane and natural gasolines. As the field depleted lower volumes of casinghead gas were being delivered by Conoco and other gas producers could not be contracted with for processing of additional replacement volumes of gas. Therefore, in October 2002, the plant was temporarily shut down due to the declining economics associated with low volume operation of the plant. Management plans to reopen the plant when adequate volumes of gas from third party producers makes plant operations economically attractive. The gas plant has the capability to fractionate natural gas into commercial grade propane and butane. The maximum intake capacity of gas plant is 10 million cubic feet of gas per day. Presently, we are evaluating opening the plant for LPG production for our Sonterra Energy Corporation's Austin propane business. The market for the products of plant operation could include our future propane/butane terminal and pipeline crossing into Mexico, and, or LPG supply to Sonterra's propane business in Austin, Texas.

Sonora Pipeline, LLC

Sonora Pipeline, LLC was formed in January 1998 to operate the Sonora pipeline network which has the capability of delivering adequate volumes of natural gas for economic operation of the Chittim Gas Processing Plant. The pipeline network consists of approximately 80 miles of gas pipeline. This pipeline network was acquired in conjunction with the Chittim Gas Processing Plant acquisition and, when operational, could generate revenue from transportation fees to be charged to third party gas producers shipping natural gas to the gas plant owned by Rio Bravo Energy LLC.

Sonterra Energy Corporation Business

On November 1, 2004, through our subsidiary, Sonterra Energy Corporation subsidiary, we entered into an Asset Purchase and Sale Agreement with Oneok Propane Distribution Company, a division of ONEOK Propane Company, a Delaware corporation. We purchased the assets of this division for Two Million ($2,000,000). The assets consist of propane distribution systems, including gas mains, yard lines, meters and storage tanks, serving the following residential 13 subdivisions in the Austin, Texas. Additionally, we provide gas to Arbolago and Hills of Lakeway subdivisions. The 15 subdivisions include:

o        Arbolago*
o        Austin's Colony Phase II
o        Costa Bella
o        Hills of Lakeway
o        Jacarandas
o        Lake Pointe

o        La Ventana
o        Lakewinds Estates
o        Northshore on Lake Travis Phase I
o        Riverbend
o        Rob Roy Rim
o        Senna Hills
o        Sterling Acres
o        The Point
o        The Preserve at Barton Creek

These subdivisions contain 1,333 lots. Presently, 850 of lots are metered for use. There are 483 number of unmetered lots. As new homes are constructed on these lots our customer base will grow. Presently, 100% of the subdivisions are metered for propane consumption.

The propane distribution system is comprised of approximately 25 miles of gas main pipe, 75,000 feet of yard lines, 850 meters, storage tanks with a combined capacity of 156,000 gallons. Sonterra is the exclusive seller of propane in these subdivisions and is not considered a regulated utility. Sonterra purchases propane products from a number of distributors in Austin, Texas.

We financed the purchase of these assets by selling Four Million (4,000,000) shares to ACH Securities, S.A., a company domiciled in Geneva, Switzerland, for Two Million ($2,000,000) Dollars. On October 14, 2004, in connection with the ACH Securities transaction, we issued Margaux Investment Group, S.A. common stock warrants to purchase One Million (1,000,000) shares for Fifty ($0.50) Cents per share and One Million (1,000,000) shares at $2.50 per share.

The  Texas  Railroad  Commission   regulates  all  aspects  of  the  production,
transportation and processing of petroleum products in the State of Texas.

Competition

Reef Ventures, L.P.  Eagle Pass Pipeline Crossing

Our Eagle Pass international pipeline crossing competes with a pipeline owned by West Texas Gas, Inc. pipeline crossing which is located two miles north of Eagle Pass. We believe that the West Texas Gas crossing will be able to compete with us only marginally beginning in 2006 due to a very limited transmission capability.

Sonterra Energy Corporation Propane Distribution

Our propane distribution business serving the 15 Austin subdivisions is not subject to competition within the existing acquired subdivisions because we are the sole propane supplier. The residential real estate development subdivisions are subject to a propane supply covenant granting us the exclusive supply of propane for each subdivision. In the future, we will compete in the bidding process for new propane distribution systems as new residential subdivision are developed. We may also be able to acquire additional existing propane distribution systems from competitors.

Employees

Tidelands has seven full time employees including our corporate officers. Our Sonterra Energy subsidiary, which operates the Austin propane gas distribution company, has 9 full-time employees

PROPERTIES

Reef Ventures, L.P. owns and operates the international natural gas pipeline and related facilities located in Maverick County, Texas and Coahuila, Mexico. Tidelands owns a 97% limited partnership interest in this entity. We acquired this interest from Impact International, LLC. Impact financed our purchase of this system and we owe Impact $6,624,505.

Rio Bravo Energy, LLC owns and operates the Chittim Gas Processing Plant which is located in Maverick, County, Texas. The plant is currently shut down. The gas plant has the capability to fractionate natural gas into commercial grade propane and butane. In the near future, we may activate this plant and produce propane for our Sonterra propane business in Austin, Texas.

Sonora Pipeline, LLC owns the Sonora Pipeline network consisting of approximately 80 miles of pipeline. No significant encumbrances exist with respect to the assets of this company. The pipeline is currently inactive and will be used primarily to transport natural gas from third party producers to supply feedstock for the Chittim Gas Processing Plant owned by Rio Bravo Energy LLC.

Sonterra Energy Corporation operates a propane distribution systems providing propane to 15 residential subdivisions in Austin, Texas. The propane distribution system is comprised of approximately 25 miles of gas main pipe, 75,000 feet of yard lines, 850 meters, storage tanks with a combined capacity of 156,000 gallons of LPG.

We lease our San Antonio executive office. The lease term runs from August 1, 2003 to February 28, 2005 at $3,400 per month.

           MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATIONS

Business Overview

Our products and services are primarily focused on development and operation of transportation, processing, distribution and storage projects for natural gas and liquids in the northeastern states of Mexico (Chihuahua, Coahuila, Nuevo Leon and Tamaulipas) and the state of Texas in the United States of America.

We currently derive our revenue from sales of natural gas to Conagas, the local distribution company in Piedras Negras, Coahuila, through the pipeline owned by Reef Ventures, L.P. We converted the revenue source for this pipeline to a transportation fee on September 1, 2004 with the execution of a new agreement with Conagas. This contract arrangement freed up of use of $1,000,000 of our "restricted cash" which we used to fund a credit facility in favor of the seller of natural gas to Reef Ventures, L.P. We believe that the conversion of the revenue source to a transportation fee, net revenues will be doubled based upon current gas volumes committed for delivery to Conagas. . Management is evaluating an expansion of the pipeline in Coahuila to serve new markets along the state highway No. 57 corridor to Monclova, Coahuila. The planned natural gas liquid line between Eagle Pass, Texas and Piedras Negras, Coahuila is being re-evaluated in light of new supply sources emerging in, Texas and Mexico. The above projects were acquired in connection with the buyout of the Impact general and limited partnership interests in Reef Ventures, L.P. which is described in further detail in Footnote 4 to the Condensed Consolidated Financial Statements above.

In December 2003, we entered into a Memorandum of Understanding (MOU) with PEMEX to design, build and operate an underground natural gas storage facility in the vicinity of Reynosa, Tamaulipas, Mexico, in the Burgos Basin area and eventually at other regions in Mexico. The MOU provides for exclusivity in the development of the projects and the related transportation and interconnecting pipelines to and from the storage facilities.

We have completed the initial study of the Burgos facility and expect to complete final contract negotiations with PEMEX and third party vendors for the construction and operation of the facility shortly. A system of two interconnecting pipelines is also proposed to enhance the overall pipeline grid and the operational efficiency of the storage facility. Permit applications for all these projects will be filed in 2005 with the Mexican Energy Regulatory Commission. The capital budget for these projects exceeds $200 Million Dollars. We anticipate funding these projects with new equity and , or debt financing. Marea Associates, L.P. was formed during the fiscal quarter ended June 30, 2004 to own the majority interest in Terranova Energia, S. de R.L. de C.V., a Mexican company which will enter into all contracts for business dealings in Mexico on behalf of the Tidelands. Rio Bravo Energy LLC, an existing wholly owned subsidiary owns the general partner interest in Marea Associates, L.P. and a minority interest in Terranova Energia, S. de R.L. de C.V.

We are in the preliminary design phase for an LNG regasification terminal to be located in offshore Mexican waters of the Gulf of Mexico near Matamoros, Tamaulipas. The LNG Terminal would provide additional supply for Northeast Mexico natural gas markets which are currently importing approximately 1 BCF per day from the U.S. The capital cost to build the terminal and interconnecting pipeline to the planned storage facility is expected to be slightly under $200 million USD.

Rio Bravo Energy, LLC was formed on August 10, 1998 to operate the Chittim Gas Processing Plant which was purchased in 1999 and was processing natural gas primarily from Conoco Oil's Sacatosa Field. The Sacatosa Field was primarily an oilfield which produced high BTU casinghead gas from which processing would yield valuable hydrocarbon components such as propane, butane and natural gasolines. As the field depleted lower volumes of casinghead gas were being delivered by Conoco and other gas producers could not be contracted with for processing of additional replacement volumes of gas. Therefore, in October 2002, the plant was temporarily shut down due to the declining economics associated with low volume operation of the plant. We plan to reopen the plant in 2005 when adequate volumes of LPG feedstock from third parties makes plant operations economically attractive. We are evaluating the feasibility of opening the gas plant for LPG production for our Sonterra LPG business in Austin, Texas.
Additionally, the market for the products of the Chittim plant operation could include our future propane/butane terminal and pipeline crossing into Mexico. As noted above, Rio Bravo Energy LLC owns a general partner interest in Marea Associates, L.P. and the minority interest in Terranova Energia, S. de R.L. de C.V.

Sonora Pipeline, LLC was formed in January 1998 to operate the Sonora pipeline network which has the capability of delivering adequate volumes of natural gas for economic operation of the Chittim Gas Processing Plant. The pipeline network consists of approximately 80 miles of gas pipeline. Presently, the line is not in use. The pipeline was acquired in conjunction with the Chittim Gas Processing Plant acquisition. When operational, it would generate revenue from transportation fees charged to third party gas producers shipping natural gas to the Chittim Gas Plant owned by Rio Bravo Energy LLC.

Sonterra Energy Corporation, a wholly owned subsidiary of Tidelands entered into the residential propane distribution business on November 1, 2004 with its acquisition of 850 existing customers located in 15 subdivisions in the vicinity of Austin, Texas. Sonterra's existing and future market area includes several central Texas locations that do not have access to natural gas as a fuel for home heating and appliance usage. Current expansion of over 400 lots within the existing subdivisions is possible. Sonterra has also entered into a new agreement with the developer of Northshore on Lake Travis to expand the currently serviced lots by an additional 1,000 units. Up to 2,625 additional lots may be available for installation of residential propane delivery in developments currently in the planning stages in the nearly central Texas vicinity.

RESULTS OF OPERATIONS

REVENUES: The Company reported revenues of $1,332,560 for the nine months ended September 30, 2004 as compared with revenues from continuing operations of $123,922 for the nine months ended September 30, 2003. The revenue increase resulted from the acquisition of a 98% interest in Reef Ventures, L.P. which owns and operates a natural gas pipeline serving the Piedras Negras, Coahuila market.

TOTAL COSTS AND EXPENSES: Total costs and expenses from continuing operations increased from $981,720 for the nine months ended September 30, 2003 to $6,441,177 for the nine months ended September 30, 2004. Cost of sales increased by $1,299,518 which is the purchase cost of gas resold thru our international pipeline. This pipeline was not an operation during the period ending September 30, 2003 Operating expenses increased by $4,159,939 from the comparative quarter ended September 30, 2003. Of this increase $104,056 was from additional depreciation and $106,102 of interest expense from the new operation of our international pipeline crossing. Officers and directors salaries have increased by $294,983 due to the hiring of new officers and a compensation increase for the CEO. Pipeline operating expenses decreased by $8,068 due to different operating regulations for our new international pipeline crossing versus assets previously operated in the nine months ending September 30, 2003. General & Administrative Expenses increased by $3,662,866 for the nine months ended September 30, 2004 versus the nine months ended September 30, 2003 due to an increase in the issuance of common stock for consulting fees, legal fees, and financing fees by $3,231,561 which are non-cash expenses accounting for all but $431,305 of the increase in general and administrative expenses. The remaining increase in G & A costs was primarily from cash paid for travel costs, insurance premiums, entertainment, accounting fees and legal fees.

COST OF SALES: The cost of sales (purchases) from continuing operations increased from -0- for the nine months ended September 30, 2003 to $1,299,518 for the nine months ended September 30, 2004. The increase was due to the purchase cost of natural gas resold through the natural gas pipeline owned by Reef Ventures, L.P.

OPERATING  EXPENSES:   Other  operating  expenses  from  continuing   operations
increased from $981,720 for the nine months ended September 30, 2003 to $5,141,659 for the nine months ended September 30, 2004 which is total increase of $4,159,939. Depreciation increased by $104,056 due to the acquisition of the natural gas pipeline owned by Reef Ventures, L.P. Interest expense increased by $106,102 due to the debt incurred to acquire the natural gas pipeline owned by Reef Ventures, L.P. Pipeline operating expenses decreased by $8,068 due to different operating requirements of the assets owned during the respective nine month periods. Officers and Directors Salaries & Fees increased by $294,983 for the nine months ended September 30, 2004 versus the nine months ended September 30, 2003 due to hiring of additional officers and directors and an increase in the compensation paid to the President of The Company. The non-cash component of this increase was $197,691 due to issuance of common stock to officers and directors. General & Administrative expenses increased substantially as detailed below.

SELLING GENERAL AND ADMINISTRATIVE: General & Administrative Expenses increased by $3,662,866 for the nine months ended September 30, 2004 versus the nine months ended September 30, 2003 due to an increase in the issuance of common stock for consulting fees, legal fees, and financing fees by $3,231,561 which are non-cash expenses accounting for all but $431,305 of the increase in general and administrative expenses. The remaining increase in G & A costs was primarily from cash paid for travel costs, insurance premiums, entertainment, accounting fees and legal fees.

NET LOSS FROM OPERATIONS: Net loss of ($857,798) for the nine months ended September 30, 2003 increased to ($5,108,617) for the nine months ended September 30, 2004, an increase in the amount of loss of $4,250,819. The non- cash component of the increase in loss was $3,747,066.

LIQUIDITY AND CAPITAL RESOURCES: Capital expenditures during the nine months ended September 30, 2004 totaled $6,829,125 as compared with $95,360 for the nine months ended September 30, 2003. The increase of $6,733,765 was due to acquisition of the Reef Ventures, L.P. natural gas pipeline ($6,113,255), increased equipment and leasehold cost of $19,946, higher pre-construction costs regarding potential international pipeline crossings and storage facilities in Mexico ($580,564), and additional equipment for our gas processing plant ($20,000).

Total debt increased from $1,138,905 at December 31, 2003 to $7,062,336 at September 30, 2004. The increase in total debt is due to the acquisition indebtedness created in the acquisition of the Reef Ventures, L.P. partnership interests from Coahuila Pipeline LLC and Impact International LLC as described in Note 4 to the Condensed Consolidated Financial Statements for the period ended September 30, 2004. Total debt as of September 30, 2004 and December 30, 2003 expressed as a percentage of the sum of total debt and shareholders' equity was 56.85% and 70.15% respectively.

Net loss for the nine months ended September 30, 2004 was ($5,091,877) a decrease of 854% from the net income of $675,083 for the nine months ended September 30, 2003. Diluted net loss per common share increased 500% to ($0.10). The net loss per share calculation for the nine months ended September 30, 2004 included an increase in actual and equivalent shares outstanding. As detailed above costs of Sales & Operating expenses increased substantially. In addition, the period ended September 30, 2003 included a one time gain of partial sale of a subsidiary in the amount of $1,533,731 which heavily influenced the difference in net income (loss) per share for the periods ending September 20, 2003 vs September 30, 2004

FORWARD-LOOKING STATEMENTS:

We have included forward-looking statements in this report. For this purpose, any statements contained in this report that are not statements of historical fact may be deemed to be forward looking statements. Without limiting the foregoing, words such as "may", "will", "expect", "believe", "anticipate", "estimate", "plan" or "continue" or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements by their nature involve substantial risks and uncertainties, and actual results may differ materially depending on a variety of factors. Factors that might cause forward-looking statements to differ materially from actual results include, among other things, overall economic and business conditions, demand for the Company's products, competitive factors in the industries in which we compete or intend to compete, natural gas availability and cost and timing, impact and other uncertainties of our future acquisition plans.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK:

The Company does not issue or invest in financial instruments or their derivatives for trading or speculative purposes. The operations of the Company are conducted primarily in the United States, and, are not subject to material foreign currency exchange risk. Although the Company has outstanding debt and related interest expense, market risk of interest rate exposure in the United States is currently not material.

                              SELLING SHAREHOLDERS

The following table provides certain information about the selling shareholder's beneficial ownership of our common stock as of November 30, 2004 and as adjusted to give effect to the sale of all of the shares being offered by this prospectus.


The number of shares that the Mercator Momentum Fund, LP, Mercator Momentum Fund
III, LP, Monarch Pointe Fund, Ltd., Mercator Advisory Group, LLC will own at any time  are  subject  to  limitation  in  the  governing  agreements  for  the  7%
Convertible Debentures and warrants,  respectively, so that the aggregate number of shares of common  stock of which such  selling  stockholder  and all  persons affiliated with such selling stockholder  (calculated  pursuant to Rule 13d-3 of the  Securities  Exchange Act of 1934,  as amended)  does not at any time exceed
9.99% of our then outstanding common stock.

The following table identifies the selling stockholders and indicates (i) the nature of any position, office or other material relationship that each selling stockholder has had with us during the past three years (or any of our predecessors or affiliates) and (ii) the number of shares and percentage of our outstanding shares of common stock owned by the selling stockholder prior to the offering, the number of shares to be offered for the selling stockholder's account and the number of shares and percentage of outstanding shares to be owned by the selling stockholder after completion of the offering.

The percentage  interest of each selling  stockholder is based on the beneficial ownership  of  such  selling  stockholder  divided  by the  sum  of the  current outstanding  shares of common stock plus the  additional  shares,  if any, which would  be  issued  to  such  selling  stockholder  (but  not any  other  selling stockholder) when exercising warrants or other rights in the future.  Applicable
percentage  of  ownership  is  based  on  60,603,359   shares  of  common  stock
outstanding  as of November 30, 2004 together  with  securities  exercisable  or convertible into shares of common stock within 60 days of November 30, 2004, for each  stockholder.  Beneficial  ownership is determined  in accordance  with the rules of the Securities and Exchange Commission and generally includes voting or investment  power with respect to securities.  Shares of common stock subject to securities  exercisable  or  convertible  into  shares of common  stock that are currently  exercisable  or  exercisable  within 60 days of November 30, 2004 are deemed to be  beneficially  owned by the person holding such  securities for the purpose of computing  the  percentage  of ownership of such person,  but are not treated as outstanding for the purpose of computing the percentage  ownership of any other  person.  Note that  affiliates  are  subject to Rule 144 and  Insider trading regulations and percentage computation is for form purposes only.

Table 1.


Name of Selling        Shares Beneficially   Percent of Class of    Maximum Number of      Shares Beneficially   Percent of Class of
Shareholder            Owned Before          Shares Owned Before    Shares to be Sold in   Owned After the       Shares Owned After
                       Offering              the Offering (A)       this Offering          Offering
Impact International,  9,829,500             16.22%                 9,829,500              -0-                   -0-
LLC (1)

Carl Allers            1,914,729             3.16%                  1,914,729              -0-                   -0-
Etablissement (2)

Margaux Group(3)       3,988,889             6.58                   3,988,889

ACH Securities(4)      4,000,000             6.60%                  4,000,000              -0-                   -0-

Mercator Momentum      3,657,748             6.03%                  3,657,748              -0-                   -0-
Fund, LP (5)

Mercator Momentum      2,520,102             4.16%                  2,520,102              -0-                   -0-
Fund III, LP (6)

Monarch Pointe Fund,   8,222,735             13.57%                 8,222,735              -0-                   -0-
LP (7)

Mercator Advisory      3,289,474             5.43%                  3,289,474              -0-                   -0-
Group, LLC (8

Michael Ward (9(i)     500,000               0.82%                  500,000                -0-                   -0-

Royis Ward (10i)       500,000               0.82%                  500,000                -0-                   -0-

James B. Smith (11(i)  500,000               0.82%                  500,000                -0-                   -0-

Ahmed Karim (12(i)     500,000               0.82%                  500,000                -0-                   -0-

Samuel Simon (13       500,000               0.81%                  500,000                -0-                   -0-

Total                  39,923,177            65.87%                 39,923,177             -0-                   -0-

(A) Based on 60,603,359 of common stock issued and outstanding on November 30, 2004.
(B) Assumes that the selling shareholder will sell all of the shares of the common stock offered by this prospectus. We cannot assure you that the selling shareholders will sell all or any of these shares.

(1) Represents up to 8,500,000 shares of common stock issuable upon exercise of common stock warrants and 1,329,500 shares of common stock presently issued and outstanding.
(2)  Represents   1,914,729   shares  of  common  stock  presently   issued  and
outstanding.
(3) Represents 1,988,889 shares of common stock presently issued and outstanding and 2,000,000 shares of common stock issuable upon exercise(a)1,000,000 shares at $0.50 per share, and 1,000,000 shares at $2.50 per share.
(4) Represents 4,000,000 shares of common stock issued and outstanding.
(5) Represents up to 835,526 shares of common stock issuable upon exercise of common stock warrants and 2,822,222 shares issuable upon conversion of the 7% Debenture calculated at the "Floor Price". Mercator Advisory Group is the general partner of Monarch Pointe Fund, Ltd. David Firestone, as managing member of Mercator Advisory Group, LLC, and as a member of Mercator Group LLC, has voting and investment control over the shares held by Monarch Pointe Fund, Ltd. The selling stockholder has agreed not to convert the Debentures or to exercise warrants to the extent such stockholder's beneficial ownership of our common stock would exceed 9.99% of our common stock then outstanding.
(6) Represents up to 575,658 shares of common stock issuable upon exercise of common stock warrants and 1,944,444 shares issuable upon conversion of the 7% Debenture calculated at the "Floor Price". Mercator Advisory Group is the general partner of Monarch Pointe Fund, Ltd. David Firestone, as managing member of Mercator Advisory Group, LLC, and as a member of Mercator Group LLC, has voting and investment control over the shares held by Monarch Pointe Fund, Ltd. The selling stockholder has agreed not to convert the Debentures or to exercise warrants to the extent such stockholder's beneficial ownership of our common stock would exceed 9.99% of our common stock then outstanding.
(7) Represents up to 1,878,290 shares of common stock issuable upon exercise of common stock warrants and 6,344,445 shares issuable upon conversion of the 7% Debenture calculated at the "Floor Price". Mercator Advisory Group is the general partner of Monarch Pointe Fund, Ltd. David Firestone, as managing member of Mercator Advisory Group, LLC, and as a member of Mercator Group LLC, has voting and investment control over the shares held by Monarch Pointe Fund, Ltd. The selling stockholder has agreed not to convert the Debentures or to exercise warrants to the extent such stockholder's beneficial ownership of our common stock would exceed 9.99% of our common stock then outstanding.
(8) Represents up to 3,289,474 shares of common stock issuable upon exercise of common stock warrants. Mercator Advisory Group is the general partner of Monarch Pointe Fund, Ltd. David Firestone, as managing member of Mercator Advisory Group, LLC, and as a member of Mercator Group LLC, has voting and investment control over the shares held by Monarch Pointe Fund, Ltd. The selling stockholder has agreed not to convert the Debentures or to exercise warrants to the extent such stockholder's beneficial ownership of our common stock would exceed 9.99% of our common stock then outstanding.
(9) Represents 500,000 common shares owned by Michael Ward. Mr. Ward is the Company's CEO, President and member of the board of directors.
(10) Represents 500,000 common shares owned by Royis Ward.
(11) Represents 500,000 common shares owned by James B. Smith. Mr .Smith is the Company's CFO and Vice President.
(12)Represents 500,000 common shares owned by Ahmed Karim. Mr. Karim is the Company's Vice President and member of the board of directors.
(13) Represents 500,000 common shares owned by Samuel Simon. Mr. Simon is employ by the Company as an accountant.

                              PLAN OF DISTRIBUTION

In this section of the prospectus, the term "selling stockholder" means and includes: (1) the persons identified in the tables above as the selling stockholders; and (2) any of their donees, pledgees, distributees, transferees or other successors in interest who may (a) receive any of the shares of our common stock offered hereby after the date of this prospectus and (b) offer or sell those shares hereunder.

The shares of our common stock offered by this prospectus may be sold from time to time directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer such shares through underwriters, brokers, dealers, agents or other intermediaries. The distribution of the common stock by the selling stockholders may be effected: in one or more transactions that may take place on the OTCBB (including one or more block transaction) through customary brokerage channels, either through brokers acting as agents for the selling stockholders, or through market makers, dealers or underwriters acting as principals who may resell these shares on the OTCBB; in privately-negotiated sales; by a combination of such methods; or by other means. These transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders in connection with sales of our common stock.

The Mercator group of selling stockholders have agreed not initiate short sales of our common stock. The selling stockholders also may lend or pledge shares of our common stock to a broker-dealer. The broker-dealer may sell the shares of common stock so lent, or upon a default the broker-dealer may sell the pledged shares of common stock pursuant to this prospectus. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. We are not aware of any underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock the selling stockholders.

         Although the shares of common stock covered by this prospectus are not currently being underwritten, the selling stockholders or their underwriters, brokers, dealers or other agents or other intermediaries, if any, that may participate with the selling stockholders in any offering or distribution of common stock may be deemed "underwriters" within the meaning of the Securities Act and any profits realized or commissions received by them may be deemed underwriting compensation thereunder.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of shares of the common stock offered hereby may not simultaneously engage in market making activities with respect to the common stock for a period of up to five days preceding such distribution. The selling stockholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales by the selling stockholders.

         In order to comply with certain state securities or blue sky laws and regulations, if applicable, the common stock offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the common stock may not be sold unless they are registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

         We will  bear  all  costs,  expenses  and fees in  connection  with the registration of the common stock offered hereby. However, the selling stockholders will bear any brokerage or underwriting commissions and similar selling expenses, if any, attributable to the sale of the shares of common stock offered pursuant to this prospectus.

         We have agreed to indemnify certain of the selling stockholders against certain liabilities, including liabilities under the Securities Act, or to contribute to payments to which any of those stockholders may be required to make in respect thereof.

                        DIRECTORS AND EXECUTIVE OFFICERS

                                                             Date became
Name                    Age   Position                       director or officer
--------------------------------------------------------------------------------

Michael Ward            49    Director, President            October 21, 1998
James B. Smith, C.P.A.  51    Chief Financial Officer, V.P.  August 16,2003
Ahmed Karim             32    Director, Vice President       October 21, 1998
Carl Hessel             41    Director                       January 28, 2004
Robert Dowies           54    V.P.                           October 18, 2004

MICHAEL WARD: Mr. Ward is the President, Chief Executive Officer and Chairman of our Board of Directors. Michael Ward has served in his present capacities since October 21, 1998. He is Vice President and Chief Executive Officer of Tidelands Gas Corporation. He is a Manager and Vice President of Development of Rio Bravo Energy, LLC. Mr. Ward has more than 25 years of diversified experience as an oil and gas professional. He was educated in business management and administration at Southwest Texas State University and the University of Texas. He has wide experience in the capacity in which he successfully served in operating oil and gas companies in the United States. During the past 20 years, he has been associated with Century Energy Corporation where his duties and responsibilities were production and drilling superintendent and supervised 300 re-completions and new drills in Duval County, Texas. In association with Omega Minerals, Inc., where he was vice president and part owner, he operated 65 wells in 23 counties in South and West Texas: 17 wells in Seminole and Osage Counties, Oklahoma, 44 wells in Neosho and Wilson Counties, Kansas and 125 wells in Brown, Pike, Schuyler and Scott Counties. Illinois. He was president and owner of Major Petroleum Company. He drilled, completed and produced 42 wells in South and West Texas counties. The company was sold. With Tidelands Oil Corporation, his duties included supervising and performing remedial well work, work-overs and economic evaluation of the corporate properties. The primary area of interest was in Maverick County, Texas. He has performed project financing analysis and consulting of refinery acquisitions for the Yemen government. Currently, he is negotiating new gas purchase and sale contracts, supervising and administering the sale of gas line connections and hookups.

JAMES B. SMITH: On August 16, 2003, we employed James B. Smith to act as an Senior Vice President and Chief Financial Officer. Mr. Smith received a Bachelor of Science from Texas A&M University and a Master of Professional accounting degree from the McCombs School of Business at the University of Texas, Austin. He is licensed as a Certified Public Accountant in Texas and Colorado. From 1996 through 2001, he directed the financial affairs and tax planning for several closely held corporations engaged in land development in Colorado. From 2000 through 2003, he served as Chief Financial Officer for Starr Produce Company, a major produce company with significant subsidiaries in real estate development and agr-business.

AHMED KARIM: Mr. Karim Vice President and director of the Company. He is a graduate of Simon Fraser University. He holds a degree in Business Administration, specializing in marketing and international business. Since 1995 his business experience includes work with Quest Investments Group and Interworld Trade and Finance where his responsibilities included marketing, finance and investor relations.

CARL HESSEL: On January 28, 2004, Mr. Hessel joined our board of directors. Mr. Hessel founded Margaux Investment Management Group, S.A. which is located in Geneva, Switzterland in 2001. Prior to 2001, he served as Vice President of MerrillLynch were he was responsible for creating global high net worth management platform. He began his career at Goldman Sachs and help build the Scandinavian ultra-high net worth market. Mr. Hessel received his M.B.A. from Wharton Business School and a degree in Finance and Management from the University of Pennsylvania. He was awarded the Marcus Wallenberg Foundation's Scholarship.

ROBERT W. DOWIES: On October 18, 2004, we employed Robert W. Dowies as our Vice President of Gas Markets and Supply. Mr. Dowies has 30 years experience in the energy marketing. Ten years as the owner of a natural gas trading company and 20 years with a public utility. Until his employment with Tidelands Oil & Gas Corporation, since 1998, Mr. Dowies worked for Trebor Energy Resources, Inc. in Houston, Texas. His principal responsibilities were the development of financial alliances with various energy merchants and producers providing a $50 million dollar credit support for gas marketing activities, financial trading accounts, pipeline transportation agreements, storage strategies and capital projects. He developed and implemented marketing strategies which resulted in $40 million dollars of annual revenue. He designed and coordinated the construction and implementation of a natural gas gathering system. We entered into a three year employment contract paying him an annual salary of $100,000 which includes an annual stock grant of 100,000 shares.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock, to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock of the Company. Officers, directors and greater than 10% shareholders are required by the Securities and Exchange Commission to furnish the Company with copies of all section 16(a) reports they file. Based solely on copies of such forms furnished as provided above, or written representations that no Forms 5 were required, the Company believes that during the fiscal year ended December 31, 2003, all Section 16(a) filing requirements applicable to its executive officers, directors and beneficial owners of more than 10%of its Common Stock were complied with, except as follows: (1) Royis Ward, former officer and director, failed to file eleven Forms 4's representing 13 transactions, Statement of Changes in Beneficial Ownership of Securities, during the 90 day period following his resignation, he also did not file a Form 5, Statement of Annual Beneficial Ownership due February 14, 2003, (2) Ahmed Karim, director and vice president, failed to file seven Forms 4, representing eight transactions during 2003 and a Form 5 due February 14, 2003, (3) Michael Ward, director and president, failed to file a Form 5 due February 14, 2003.

Executive Officer Compensation

The following sets forth the compensation of the officers of the Company in the year ended December 31, 2003.

Summary Compensation.

The following table sets forth the compensation paid by the Company during fiscal year 2003 to its officers. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.

Table 1.                                                              Stock
                                                                      Underlying
Name and Position             Year      Salary         Bonus          Options

Michael Ward, Pres.           2003      $120,000       -0-            500,000
Royis Ward, Sec/Trea.(1)      2003      $120,000       $25,000(4)     500,000
James Smith, V.P,CFO          2003      $ 80,000       -0-            500,000
Ahmed Karim, V.P.(2)          2003      $  -0-         -0-            500,000
Robert Dowies (3)             2003      $  -0-         -0-            -0-

(1) Mr. Royis Ward resigned as an officer and director on October 1, 2003. (2) Mr. Karim received compensation as a director during 2003. (3) Mr. Dowies joined the company on October 18, 2004. (4) Mr. Royis Ward's severance payment.

Executive Officer Compensation

During 2003, the Company had four executive officers, Michael Ward, Royis Ward, James B. Smith and Ahmed Karim. Michael Ward's annual salary is $120,000. Royis Ward's annual salary is $120,000. The company has paid these salaries to April 30, 2003 and the unpaid amounts are due and accruing. Royis Ward resigned his officer and director positions on October 1, 2003 and received a $25,000 severance entitlement, which was also accrued. James B. Smith's annual salary was $80,000 beginning August 16, 2003, his employment date. Messrs. Ward and Smith have new and different employment agreements for 2004 discussed below in the Employment Agreement paragraph.
During 2003, we paid Michael Ward 1,506,272 shares of common stock in lieu of accrued executive compensation totaling $331,380. We also paid Royis Ward 2,089,897shares of common stock in lieu of accrued executive compensation totaling $459,777.

(1) We hired Robert Dowies on October 18, 2004 as Vice President. He will work in the area of gas marketing, supply and distribution. We entered into a three year employment contract paying him an annual salary of $100,000 which includes an annual stock grant of 100,000 shares.

Director Compensation

On April 11, 2001, the Company agreed to compensate a Ahmed Karim, a director, for services provided at the rate of $5,000 per month until June 30, 2003 and

$3,000 per month thereafter. For the year ended December 31, 2003, we incurred $48,000 for director compensation. On June 30, 2003, we paid Mr. Karim all of his accrued director compensation by issuing him 340,909 shares in lieu of $75,000. There are no other formal or informal understandings or arrangements relating to compensation.

On February 5, 2003, we granted Michael Ward, Royis Ward and Ahmed Karim common stock options to purchase 500,000 shares each at $0.22 per share. On August 16, 2003, we granted James B. Smith and Samuel Simon common stock options to purchase 500,000 shares each at $0.22 per share. These options expire March 5, 2005.

Committees of The Board Of Directors

Tideland's does not have a Compensation committee. The Board of Directors acts as the Compensation Committee. Tideland's has no compensation policies outlining factors and criteria underlying awards or payments in relation to executive officers. Michael Ward abstained from voting on his Employment Agreement.

Employment and Consulting Agreements With Management

The Company has entered into employment agreements with the following officers:

MICHAEL WARD - Under the terms of Mr. Ward's employment agreement, commencing January 1, 2004, he was employed as the Company's President and Chief Executive Officer for a term of five (5) years. His base annual salary is $252,000. The annual salary may be increased from year to year, as determined by our board of directors acting as the Compensation Committee, by at least the Consumer Price Index. As additional compensation, Mr. Ward will be entitled to an annual stock grant of One Million (1,000,000) shares. Stock grant dates are June 30 and December 31 each year. As incentive compensation, Mr. Ward will be entitled to additional compensation equal to two percent of our net profits and one percent of the increase in sales over a previous year's sales, effective with the fiscal year ending 2004. Mr. Ward is entitled to all employee benefits as provided by the Company. He is entitled to four weeks paid vacation and an annual automobile allowance of $12,000.

JAMES B. SMITH: Under the terms of Mr. Smith's employment agreement, commencing October 1, 2004, he was employed as the Company's Senior Vice President and Chief Financial Officer for a term of four (4) years. His base annual salary is $168,000. The annual salary may be increased from year to year, as determined by our board of directors acting as the Compensation Committee, by at least the Consumer Price Index. As additional compensation, Mr. Smith will be entitled to an annual stock grant of Five Hundred (500,000) shares. Stock grant dates are October 1 during the four year term. The first year stock grant was paid October 1, 2004. As incentive compensation, Mr. Smith will be entitled to additional compensation equal to two percent of our net profits and one percent of the increase in sales over a previous year's sales, effective with the fiscal year ending 2004. Mr. Smith is entitled to all employee benefits as provided by the Company. He is entitled to four weeks paid vacation and an annual automobile allowance of $12,000.

ROBERT W. DOWIES: We employed Mr. Dowies on October 26, 2004 as our Vice President of Gas Markets and Supply. His employment agreement is for a term of three (3) years. His annual salary is $100,000. He is entitled to an annual stock grant of 100,000 common shares. The first 50,000 shares will vest and be payable April 18, 2005. Thereafter, stock grants will be payable every six months, October 18 and April 18 for the term of the employment agreement. Mr. Dowies is entitled to two (2) weeks paid vacation and all employee benefits as provided by the Company.

Code of Ethical Conduct

Our board of directors adopted a Code of Ethical Conduct which applies to all our Company directors, officers and employees, including our principal executive officer and principal financial officer, principal accounting officer or comptroller, or other persons performing similar functions.

                             PRINCIPAL SHAREHOLDERS

The following table sets forth the Common Stock ownership information as of November 30, 2003, with respect to(i) each person known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock; (ii) each director of the Company; and (iii) all directors, executive officers and designated stockholders of the Company as a group. This information as to beneficial ownership was furnished to the Company by or on behalf of the persons named. Unless otherwise indicated, we believe that each has sole voting and investment power with respect to the shares beneficially owned. The percentages are based on 60,603,359 shares of our common stock issued and outstanding as of November 30, 2004.

(a)      Beneficial Ownership of more than 5% based on 60,603,359 common shares.

Beneficial Ownership of 5%.

Table 1.

    (1)                   (2)                               (3)                     (4)
Title of Class     Name and Address                  Amount and Nature        Percent of Class
Common Stock
Common             Mercator Momentum
                   Fund, LP (1)                      2,789,372 (2)(7)         4.60%(8)
                   555 S. Flower St.                 Shared Voting and
                   Suite 4500                        Dispositive Power
                   Los Angeles, CA 90071

Common             Mercator Momentum                 1,921,811(3)(7)          3.17%
                   Fund III, LP(1)                   Shared Voting and
                   555 S. Flower St.                 Dispositive Power
                   Suite 4500
                   Los Angeles, CA 90071

Common             Monarch Pointe                    6,270,597 (4)(7)         9.99% (8)
                   Fund, Ltd. (1)                    Shared Voting and
                   c/o Bank of Ireland               Dispositive Power
                   Securities Services Ltd.
                   New Century House
                   International Fin. Ser.Ctr.
                   Mayor Street Lower
                   Dublin 1
                   Republic of Ireland

Common             Mercator Advisory                 6,558,009 (5)           9.99% (8)
                   Group, LLC (1)                    Shared Voting and
                   555 S. Flower St.                 Dispositive Power
                   Suite 4500
                   Los Angeles, CA 90071

Common             David F. Firestone (1)            6,558,009  (6)(7)        9.99% (8)
                   555 S. Flower St.                 Shared Voting and
                   Suite 4500                        Dispositive Power
                   Los Angeles, CA 90071

Common             ACH Securities, S.A.              4,000,000  (9)           6.60%
                   30 Quai Gustave Ador
                   P.O. Box 6235
                   Geneva, Switzerland

Common             Impact International, LLC (1)     9,829,500(10)            16.22%
                   111 W. 5th St. Ste.720
                   Tulsa, OK 74103

Common             Margaux Group                     3,988,889                 6.58%
                   9 Rue de Commerce
                   CH 1211 Geneva 11
                   Switzerland

                                       26

Common             Michael Ward                      6,317,038(11)            10.42%
                   1862 W. Bitters Rd.
                   San Antonio, TX78248


Total                                                                         49.81% (13)

Notes:

(1) Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP, Monarch Pointe Fund, Ltd., Mercator Advisory Group, LLC and David F. Firestone are referred to "Reporting Persons". Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP, Monarch Pointe Fund, Ltd. and the Mercator Advisory Group, LLC each own warrants to purchase shares of our common stock. Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP, Monarch Pointe Fund, Ltd. each own 7% Convertible Debentures (the "Debentures") issued by us which are convertible into our common stock. Each Debenture is convertible into the number of shares of common stock determined by dividing the principal balance of the Debenture by the Conversion Price at the time of the conversion. The Conversion Price is defined as 85% of the "Market Price", which is defined as the average of the lowest four intra-day trading prices of our common stock during the ten trading days preceding the conversion, however, the Conversion Price may not be less than $0.45 or more than $0.76, adjusted for stock splits and similar events. Upon the occurrence of certain events specified in the Debentures, including any Event of Default, as defined in the Debentures, the Conversion Price will be reduced from 85% of the Market Price to 75% of the Market Price, but in no event higher than $0.76 or lower than $0.45 per share. The documentation governing the terms of the warrants and Debentures contains provisions prohibiting any exercise of the warrants or conversion of the Debentures that would result in the Reporting Persons owning beneficially more than 9.99% of the outstanding common stock as determined under Section 13(d) of the Securities Exchange Act of 1934. The Reporting Persons have never had beneficial ownership of more than 9.99% of our outstanding common stock.

(2) Mercator Momentum Fund, LP is a private investment limited partnership organized under California law. Mercator Advisory Group, LLC, a California limited liability company, is its general partner. David F. Firestone is the Managing Member of the Mercator Advisory Group, LLC. Mercator Momentum Fund, LP owns Debentures with a principal balance of $1,270,000 and warrants to purchase up to 835,526 shares of our common stock. The number of shares beneficially owned have been determined using a Conversion Price of $0.65 with respect to the Debentures.

(3) Mercator Momentum Fund III, LP is a private investment limited partnership organized under California law. Mercator Advisory Group, LLC, a California limited liability company, is its general partner. David F. Firestone is the Managing Member of the Mercator Advisory Group, LLC. Mercator Momentum Fund III, LP owns Debentures with a principal balance of $835,000 and warrants to purchase up to 575,658 shares of our common stock. The number of shares beneficially owned have been determined using a Conversion Price of $0.65 with respect to the Debentures.

(4) Monarch Pointe Fund, Ltd. is a corporation organized under of the British Virgin Islands. Mercator Advisory Group controls the investments of Monarch Pointe Fund. Monarch Pointe Fund owns Debentures with a principal balance of $2,855,000 and warrants to purchase up to 1,878,290 shares of our common stock. The number of shares beneficially owned have been determined using a Conversion Price of $0.65 with respect to the Debentures.

(5) Mercator Advisory Group, LLC owns warrants to purchase up to 3,289,474 shares of our common stock.

(6) David F. Firestone does not own any of our securities.

(7) The right to vote and the right to dispose of the shares beneficially owned by Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP, and Monarch Pointe Fund, Ltd. are, in each case, shared among either of the three funds, as applicable, and both Monarch Advisory Group, LLC and David F. Firestone.

(8) The agreements governing the terms of the 7% Debentures and the warrants contain provisions prohibiting any conversion of the Debentures or exercise of the warrants that would result in the Mercator Momentum Fund, LP, the Mercator Momentum Fund III, LP; the Monarch Pointe Fund, Ltd. , or Mercator Advisory

Group, LLC; collectively owning beneficially more than 9.99% of the outstanding shares of our common stock as determined under Section 13(d) of the Securities Exchange Act of 1934. As a result of these provisions, the entities disclaim beneficial ownership in excess of 9.99% of the outstanding shares of our common stock.

(9) Represents 4,000,000 common shares issued and outstanding.

(10) Represents 8,500,000 shares issuable upon the exercise of warrants at the exercise price of $0.335 per share and 1,329,500 shares of common stock.

(11) Mr. Ward is the President, Chief Executive officer and Chairman of our Board of Directors.

(12) This total does not reflect the summation of the percentages of beneficial ownership of Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP, Monarch Pointe Fund, Ltd., Mercator Advisory Group, LLC and David F. Firestone for the reason set forth in footnote 8. We have included 9.99% once in the summation for all Mercator related entities.

(13) Mercator Group totals only include 9.99%.

(b) Security Ownership of Management. Based on 60,603,359 shares as set forth in
(a) above as of November 30, 2004.

         Table 2.

Title of ClassName and Address           Amount and Nature      Percent of Class

Common        Michael Ward               6,317,038              10.42%
              1862 W. Bitters Rd.
              San Antonio, TX 78248

Common        James B. Smith             1,042,668(1)           1.70%
              1862 W. Bitters Rd.
              San Antonio, TX 78248

Common        Ahmed Karim                  502,500              0.83%
              1532 Woods Dr.
              N. Vancouver, B.C.
              Canada V7R 1A9

Common        Robert W. Dowies              10,000              0.0165%
              1862 W. Bitters Rd.
              San Antonio, TX 78248

Common        Carl Hessel (2)            3,992,211              6.58%
              c/o Margaux Investment
              Management Group, S.A.
              9 Rue de Commerce
              CH 1211 Geneva 11
              Switzerland

Total                                    11,854,417             19.56%


Notes:
(1) Includes 500,000 shares in the name of Aigle Partners, Ltd.
(2) Mr. Hessel is a partner in Margaux Investment Management Group, S.A. and as such beneficial ownership reflects 2,000,000 common stock warrants and 1,988,889 shaes owned by Margaux and 3,322 shares owned personally by Mr. Hessel.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

On November 9, 2004, we issued 500,000 common shares to James B. Smith which represents the annual stock grant under the terms of his employment agreement.

On October 18, 2004 we entered into an employment agreement with Robert Dowies. Mr .Dowies became a Company Vice President. His annual salary is $ 100,000 including an annual stock grant of 100,000 shares.

On October 13, 2004, we sold Four Million (4,000,000) Tidelands Oil & Gas common shares to ACH Securities, S.A., a company domiciled in Geneva, Switzerland, for Two Million ($2,000,000) Dollars. On October 14, 2004, in connection with the ACH Securities transaction, we issued Margaux Investment Group, S.A. common stock warrants to purchase One Million (1,000,000) Tidelands Oil & Gas common shares for Fifty ($0.50) Cents per share and One Million (1,000,000) shares for $2.50 per share. Mr. Carl Hessel, a company director, is a partner in Margaux Investment Management Group, S.A. and, as such he has an indirect financial interest in the common stock warrants.

On September 14, 2004, we issued 500,000 shares of common stock to Michael Ward as a stock grant under his employment agreement. The shares were valued at $106,875.

On September 14, 2004, the following individuals exercised common stock options:

Michael Ward, the Company's President and Director, exercised his common stock option to purchase 500,000 common shares for $110,000 payable on a promissory note bearing interest at the rate of 5% payable in full on, or before September 14, 2005. The shares are subject to a security agreement.

Ahmed Karim, the Company's Vice President and Director, exercised his common stock option to purchase 500,000 common shares for $110,000 payable on a promissory note bearing interest at the rate of 5% payable in full on, or before September 14, 2005. The shares are subject to a security agreement.

James Smith, the Company's Chief Financial Officer, exercised his common stock option to purchase 500,000 common shares for $110,000 payable on a promissory note bearing interest at the rate of 5% payable in full on, or before September 14, 2005. The shares are subject to a security agreement.

On January 29, 2004, the Company executed an agreement with Royis Ward, the a former officer and director and the father of Michael Ward, our President and CEO, to provide charter air transportation for our Company employees, customers and contractors to job sites and other business related destinations. We made a prepayment of $300,000 to secure a block of six hundred hours of air time based on industry standard rates. As of September 30, 2004, $275,600 air time is available to the Company.

On January 8, 2004, we authorized the issuance of 300,000 common shares to Carl Hessel for services valued at $450,000. These shares were issued before Mr. Hessel joined our Board of Directors.

During 2003, the Company had four executive officers, Michael Ward, Royis Ward, James B. Smith and Ahmed Karim. Michael Ward's annual salary is $120,000. Royis Ward's annual salary is $120,000. Royis Ward resigned his officer and director positions on October 1, 2003 and received a $25,000 severance entitlement, which was also accrued. James B. Smith's annual salary was $80,000 beginning August 16, 2003, his employment date. We paid 1,506,272 common shares in lieu of $331,380 accrued wages owed to Michael Wards in 2003. We paid 2,089,897 common shares in lieu of $459,777 accrued wages to Royis Ward in 2003. These shares were issued as stock grants in lieu of compensation under the 2003 Non-Qualified Stock Grant and Option Plan.

On February 5, 2003, we granted Michael Ward, Royis Ward and Ahmed Karim common stock options to purchase 500,000 shares each at $0.22 per share. On August 16, 2003, we granted James B. Smith common stock options to purchase 500,000 shares at $0.22 per share. The options expire March 5, 2005.

On February 18, 2003, effective January 1, 2003, the Company sold 100% of the issued and outstanding common stock of Tidelands Oil Corporation, a Texas corporation and Tidelands Gas Corporation, a Texas corporation, to Royis Ward for a total price of $48,471. This amount was offset against his officer loan of $117,492. See Note 5 to the attached financial statements.

On June 30, 2003, we paid Mr. Karim all of his accrued director compensation by issuing him 340,909 shares in lieu of $75,000.

On June 30, 2004, we issued 3,322 common shares to Carl Hessel for $ 4,983. Carl Hessel was a member of our board of directors at the time of issuance.

As of December 31, 2002, the cumulative non-interest bearing advances due to officers of the Company and its wholly owned subsidiaries, totaled $ 312,758.

                                LEGAL PROCEEDINGS

On January 6, 2003, we were served as a third party defendant in a lawsuit titled Northern Natural Gas Company vs. Betty Lou Sheerin vs. Tidelands Oil & Gas Corporation, ZG Gathering, Ltd. and Ken Lay, in the 150th Judicial District Court, Bexar County, Texas, Cause Number 2002-C1-16421. The lawsuit was initiated by Northern Natural Gas when it sued Betty Lou Sheerin for her failure to make payments on a note she executed payable to Northern in the original principal amount of $1,950,000. Northern's suit was filed on November 13, 2002. Sheerin answered Northern's lawsuit on January 6, 2003. Sheerin's answer generally denied Northern's claims and raised the affirmative defenses of fraudulent inducement by Northern, estoppel, waiver and the further claim that the not does not comport with the legal requirements of a negotiable instrument. Sheerin seeks a judicial ruling that Northern be denied any recovery on the note. Sheerin's answer included a counterclaim against Northern, ZG Gathering, and Ken Lay generally alleging, among other things, that Northern, ZG Gathering, Ltd. and Ken Lay, fraudulently induced her execution of the note. Northern has filed a general denial of Sheerin's counterclaims. Sheerin's answer included a third party cross claim against Tidelands. She alleges that Tidelands entered into an agreement to purchase the Zavala Gathering System from ZG Gathering Ltd. and that, as a part of the agreement, Tidelands agreed to satisfy all of the obligations due and owing to Northern, thereby relieving Sheerin of all obligations she had to Northern on the promissory note in question. She alleges that Tidelands is liable to her for all of her actual damages, costs of the lawsuit and other unstated relief. Tidelands and Sheerin agreed to delay the Tideland's answer date in order to allow time for mediation of the case. Tideland's participated in a mediation on March 11, 2003. The case was not settled at that time. Tideland's answered the Sheerin suit on March 26, 2003. Tideland's answer denies all of Sheerin's allegations. No discovery has been completed at this time. Based on initial investigation, however, Tidelands appears to have a number of potential defenses to Sheerin's claims. Tideland's intends to aggressively defend the lawsuit. At this early stage in the litigation, and in light of our continuing investigation of the facts and the issues in the case, we cannot give a more definitive evaluation of the extent Tideland's liability exposure.

On May 24 and June 16, 2004 respectively, Betty Lou Sheerin filed her first and second amended original answer, affirmative defenses, special exceptions and second amended original counterclaim, second amended original third party cross-actions and requests for disclosure. In these amended pleadings, she sued Michael Ward, Royis Ward, James B. Smith, Carl Hessel and Ahmed Karim in their individual capacities. Her claims against these individuals are for fraud, breach of the Uniform Commercial Code, breach of duty of good faith and fair dealing and conversion. These claims are being vigorously defended.

                            DESCRIPTION OF SECURITIES

Common Stock

The Company is authorized to issue One Hundred Million (100,000,000) shares of common stock, par value $0.001 per share. As of November 30, 2004, there were 60,603,359 shares of common stock issued and outstanding. The holders of the common stock are not entitled to pre-emptive or preferential rights to subscribe to any unissued stock or other securities. The shareholders are not entitled to cumulative voting rights. The common stock is not assessable and not subject to the payment of any corporate debts. The holders of our common stock are entitled to one vote for each share on all matters submitted to the shareholders for vote. Holders are entitled to share ratably in any dividends which may be declared, from time to time, by the board of directors in its discretion, from legally available funds. If we are liquidated, dissolved, or wound up, the holders of common shares are entitled to share pro rata all assets remaining after full payment of all liabilities. There are no conversion rights or redemption or sinking fund provisions for the common stock.

Common Stock Warrants

         Impact Warrants
         ---------------

We amended the Stock Purchase Warrant Agreement dated April 16, 2003 between Tidelands and Impact International, LLC in connection with our purchase of Reef Ventures, LLC. We issued Impact International, LLC a stock warrant for Ten Million (10,000,000) shares of Tideland's common stock, plus such additional shares of common stock which may be issued upon the occurrence of an untimely registration event, less the 500,000 shares we issued to Impact on April 13, 2004. The cash exercise price is $0.335 per share. The expiration date of the warrant is April 16, 2006.

We have agreed to use our best efforts to register the shares issuable upon exercise of the Impact warrant with the SEC so that Impact will be permitted to publicly resell the common shares. We have agreed to use our best efforts to keep the registration statement effective as long as it is necessary for Impact to sell the shares.

If the registration statement is declared effective (i) by April 7, 2005, if the registration is on Form S-3, or (ii) July 7, 2005 if the registration statement is on Form SB-2 or any other registration form, the registration statement will be deemed timely (a "Timely Registration"). In the event of a Timely Registration, Impact will exercise the warrant for all of the remaining shares under the warrant on a cash basis payable by Impact through the execution of a promissory note payable to Tidelands (the "Impact Note"), as of the effective date of the Registration Statement. In the event that we do not accomplish a Timely Registration, then Impact may exercise the warrant at any time after the date which is the last date for a Timely Registration, at its option on a cash basis or pursuant to Section 1.2 of the warrant agreement on a net exercise cashless basis for all the remaining shares under the warrant. If Impact elects to exercise the warrants on a net exercise cashless basis, we will increase the number of shares available for issuance under the warrant, regardless of whether issued for cash or on a net exercise basis so that the total number of shares issued would total 10,000,000 shares.

Until the Registration Statement is declared effective, we are obligated issue 500,000 common shares under the cashless exercise provisions of the Amended Stock Purchase Warrant each 90days period commencing July 14, 2004, until the Registration Statement is declared effective by the SEC.

         Mercator Warrants

As part of our November 18, 2004 financing with Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP, Monarch Pointe Fund, Ltd., and the Mercator Advisory Group, LLC ("Mercator Group"), we issued 3 year warrants to purchase up to 3,289,474 shares of our common stock at $0.80 per share and up to 3,289,474 shares of our common stock at $0.87per share. The shares issuable upon exercise of these warrants have been registered in this registration statement on Form SB-2, of which this prospectus is a part.

o Mercator Momentum Fund, LP 417,763 warrants exercisable at $0.87 and 417,763 warrants exercisable at $0.80;
o Mercator Momentum Fund III, LP 287,829 warrants exercisable at $0.87 and 287,829 warrants exercisable at $0.80;
o Monarch Pointe Fund, LP 939,145 warrants exercisable at $0.87 and 939,145 warrants exercisable at $0.80.
o Mercator Advisory Group, LLC 1,644,737 warrants exercisable at $0.87 and 1,644,737 warrants exercisable at $0.80.

The agreements governing the terms of the warrants contain provisions prohibiting any exercise of the warrants that would result in Mercator Momentum Fund, LP, the Mercator Momentum Fund III, LP; the Monarch Pointe Fund, Ltd., or Mercator Advisory Group, LLC; collectively owning beneficially more than 9.99% of the outstanding shares of our common stock as determined under Section 13(d) of the Securities Exchange Act of 1934. As a result of these provisions, such entities disclaim beneficial ownership in excess of 9.99% of the outstanding shares of our common stock.

7% Convertible Debentures

As a part of our November 18, 2004 financing with the Mercator Group, we issued 7% Convertible Debentures in the aggregate principal amount of $5,000,000. The

Debentures mature May 18, 2006. We are required to pay interest monthly. The aggregate monthly interest payment is $29,166.67. The allocation of the debentures is as follows:

o        Mercator   Momentum   Fund,  LP  acquired   $1,270,000  7%  Convertible
         Debentures;
o        Mercator  Momentum  Fund  III,  LP  acquired  $875,000  7%  Convertible
         Debentures;
o        Monarch Pointe Fund, LP acquired $2,855,000 7% Convertible Debentures.

The payment of funds for the debentures is structured in two tranches. On November 19, 2004, we received a total of $3,250,000 which represents 65% of the funds due. We will receive $1,750,000 balance on the 7% Convertible Debentures within two (2) trading days after we file this Registration Statement with the SEC.

Each Debenture is convertible into the number of shares of common stock determined by dividing the principal balance of the Debenture by the Conversion Price at the time of the conversion. The Conversion Price is defined as 85% of the "Market Price", which is defined as the average of the lowest four intra-day trading prices of our common stock during the ten trading days preceding the conversion, however, the Conversion Price may not be less than $0.45 or more than $0.76, adjusted for stock splits and similar events. Upon the occurrence of certain events specified in the Debentures, including any Event of Default, as defined in the Debentures, the Conversion Price will be reduced from 85% of the Market Price to 75% of the Market Price, but in no event higher than $0.76 or lower than $0.45 per share.

The agreements governing the terms of the 7% Convertible Debentures contain provisions prohibiting any conversion of the Debentures that would result in Mercator Momentum Fund, LP, the Mercator Momentum Fund III, LP; the Monarch Pointe Fund, Ltd. , or Mercator Advisory Group, LLC; collectively owning beneficially more than 9.99% of the outstanding shares of our common stock as determined under Section 13(d) of the Securities Exchange Act of 1934. As a result of these provisions, these entities disclaim beneficial ownership in excess of 9.99% of the outstanding shares of our common stock.

Other Warrants

Margaux Investment Management Group owns 2,000,000 common stock warrants 1,000,000 warrants with an exercise price of $0.50 per share and an expiration date of August 14, 2006 and another 1,000,000 with an exercise price of $2.50 with an expiration date October 26, 2007.

Penny Stock Rules

Our common stock is covered by the Securities and Exchange Commission's penny stock rules. These rules include a rule that imposes additional sales practice requirements on broker-dealers who sell our securities to persons other than established customers and accredited investors. Accredited investors are generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses. For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and transaction prior to the sale. The rule may affect the ability of broker-dealers to sell our securities and may also affect the availability ability of purchasers of our stock to sell their shares in the secondary market. It may also cause fewer brokers to be willing to make a market in our common stock and it may affect the level of news coverage we receive.

Stock Transfer Agent

Our Stock Transfer Agent is Signature Stock Transfer Co., Inc. located at One Preston Park, 2301 Ohio Dr., Suite 100, Plano, Texas 75093. The agent's telephone number is (972) 612-4120.

                                  LEGAL MATTERS

The legality of the securities offered hereby has been passed upon by Gregory M. Wilson, Attorney at Law. Mr. Wilson is a shareholder of our Company.

EXPERTS

Our balance sheet as of December 31, 2002 and 2003 and the statements of our operations, shareholders' equity and cash flows for the years then ended, have been included in this prospectus in reliance on the report of Baum & Company, P.A., certified public accountants, given on the authority of that firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act covering the sale of the securities offered under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement. Certain items of the registration statement are omitted in accordance with the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete and in each instance where reference is made to the copy of such contract or documents filed as an exhibit to the registration statement, statements about the document are qualified in all respects by that reference and the exhibits and schedules to the exhibits. For further information regarding Tidelands Oil & Gas Corporation and the securities offered under this prospectus, we refer you to the registration statement and those exhibits and schedules, which may be obtained from the SEC at its principal office in Washington, D.C. upon payment of the fees prescribed by the SEC.

                         TIDELANDS OIL & GAS CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Report of Independent Auditors...............................................F-2

Consolidated Balance Sheets at December 31, 2003 and
September 30, 2004 (Unaudited)...............................................F-3

Consolidated Statement of Operations for the Years Ended
December 31, 2003 and 2002 and the Nine Months Ended
September 30, 2004 and 2003 (Unaudited)......................................F-4

Consolidated Statement of Changes in Stockholders' Equity
for the Years Ended December 31, 2003 and 2002 and the
Nine Months Ended September 30, 2004 and 2003(Unaudited.....................F5-6

Consolidated Statement of Cash Flows for the Years Ended
December 31, 2003 and 2002 and the Nine Months Ended
September 30, 2004 and 2003(Unaudited).......................................F-7

Notes to Consolidated Financial Statements................................F-9-27

                              BAUM & COMPANY, P.A.
                        1515 UNIVERSITY DRIVE, SUITE 209
                          CORAL SPRINGS, FLORIDA 33071





                          INDEPENDENT AUDITOR'S REPORT

Board of Directors
Tidelands Oil & Gas Corporation
San Antonio, Texas

We have audited the accompanying consolidated balance sheet of Tidelands Oil & Gas Corporation as of December 31, 2003, and the related consolidated statements of stockholders' equity (deficit), operations, and cash flows for the years ended December 31, 2003 and 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tidelands Oil & Gas Corporation as of December 31, 2003 and the results of their consolidated operations and their consolidated cash flows for the years ended December 31, 2003 and 2002 in conformity with accounting principles generally accepted in the United States of America.



Baum & Company, P.A.
Coral Springs, Florida
March 25, 2004


                         TIDELANDS OIL & GAS CORPORATION
                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                    December 31, 2003    September 30, 2004
                                                   ------------------    ------------------
                                                                            (Unaudited)
Current Assets:
   Cash                                            $          894,457    $        1,284,241
   Cash - Restricted                                                0             1,025,000
   Accounts Receivable                                            228                39,890
   Stock Subscriptions Receivable                                   0             2,000,000
   Prepaid Expenses                                            22,209               144,891
                                                   ------------------    ------------------
      Total Current Assets                                    916,894             4,494,022
                                                   ------------------    ------------------

Property Plant and Equipment, Net                             604,192             7,004,041
                                                   ------------------    ------------------

Investment - Reef Ventures, L.P.                               98,629                     0
                                                   ------------------    ------------------

Other Assets:
   Goodwill                                                         0               673,992
   Deposits                                                     3,800                 4,108
   Deferred Charges                                                 0               245,600
                                                   ------------------    ------------------

      Total Other Assets                                        3,800               923,700
                                                   ------------------    ------------------

         Total Assets                              $        1,623,515    $       12,421,763
                                                   ==================    ==================


                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
   Accounts Payable and
     Accrued Expenses                              $          813,905    $          388,563
     Current Maturities of Long-Term Debt                     325,000               150,000
                                                   ------------------    ------------------

         Total Current Liabilities                          1,138,905               538,563
                                                   ------------------    ------------------

Long-Term Debt                                                      0             6,523,773
                                                   ------------------    ------------------

         Total Liabilities                                  1,138,905             7,062,336
                                                   ------------------    ------------------

Commitments and Contingencies                                    --                    --

Stockholders' Equity:
   Common Stock, $.001 Par Value Per Share,
   100,000,000 Shares Authorized;
   59,028,647 Shares Issued and Outstanding
   September 30, 2004, 44,825,302 Shares
   Issued and Outstanding December 31, 2003                    44,826                59,029
Additional Paid-in Capital                                 11,072,987            21,557,478
Subscriptions Receivable                                      (18,000)             (550,000)
Accumulated (Deficit)                                     (10,615,203)          (15,707,080)
                                                   ------------------    ------------------

         Total Stockholders' Equity                           484,610             5,359,427
                                                   ------------------    ------------------

            Total Liabilities and
            Stockholders' Equity                   $        1,623,515    $       12,421,763
                                                   ==================    ==================


                         TIDELANDS OIL & GAS CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                          Year Ended                  Nine Months Ended
                                                         December 31,                    September 30,
                                                     2003            2002            2004            2003
                                                 ------------    ------------    ------------    ------------
Revenues:
     Gas Sales                                   $          0    $    702,086    $  1,323,459    $          0
     Pipeline Fees                                          0               0           9,101               0
     Management Fees and Other                        178,856           7,576               0         123,922
                                                 ------------    ------------    ------------    ------------
               Total Revenues                         178,856         709,662       1,332,560         123,922
                                                 ------------    ------------    ------------    ------------

Expenses:
     Purchases                                              0         529,332       1,299,518               0
     Operating Expenses                                27,767         234,229          18,416          26,484
     Depreciation and Amortization                     43,006          41,185         136,529          32,473
     Interest                                          53,163          90,825         149,418          43,316
     Litigation Settlement                                  0         492,000               0               0
     Officers and Directors Salaries and Fees         313,000         300,000         513,983         219,000
     Impairment of Goodwill                                 0          52,910               0               0
     General and Administrative                     2,624,132       2,713,606       4,323,313         660,447
                                                 ------------    ------------    ------------    ------------
               Total Expenses                       3,061,068       4,454,087       6,441,177         981,720
                                                 ------------    ------------    ------------    ------------

Net (Loss) From Continuing Operations              (2,882,212)     (3,744,425)     (5,108,617)       (857,798)
     Extraordinary Item - Gain on Partial Sale
       of Subsidiary                                1,533,731               0               0       1,533,731
     Loss From Asset Abandonment                            0               0               0            (850)
     Interest Income                                        0               0          16,740               0
     Loss From Discontinued Operations                      0        (316,347)              0               0
Net Income (Loss)                                $ (1,348,481)   $ (4,060,772)   $ (5,091,877)   $    675,083
                                                 ============    ============    ============    ============

Net Income (Loss) Per Common Share:

     Basic and Diluted
     Loss From Continuing Operations             $      (0.07)   $      (0.13)   $      (0.10)   $      (0.02)
     Gain - Extraordinary Item                           0.04           (0.00)          (0.00)           0.04
     Loss From Discontinued Operations                   0.00           (0.01)           0.00            0.00
                                                 ------------    ------------    ------------    ------------
               Total                             $      (0.03)   $      (0.14)   $      (0.10)   $       0.02
                                                 ============    ============    ============    ============

Weighted  Average Number of Common
Shares Outstanding, Basic                          39,254,316      28,919,115      51,926,974      38,040,218
                                                 ============    ============    ============    ============



                         TIDELANDS OIL & GAS CORPORATION
      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
 YEARS ENDED DECEMBER 31, 2003 AND 2002 AND NINE MONTHS ENDED SEPTEMBER 30, 2004


                                                                                                                  Total
                                                               Additional        Stock                        Stockholders'
                                   Common         Stock          Paid-In      Subscription     Accumulated       Equity/
                                   Shares         Amount         Capital       Receivable       (Deficit)       (Deficit)
                                ------------   ------------   ------------    ------------    ------------    ------------
Balance -
  December 31, 2001               24,154,900   $     24,156   $  3,017,751    $    (18,000)   $ (5,205,950)   $ (2,182,043)

Common Stock
  Issued for Cash                    400,000            400         99,600            --              --           100,000

Issuances of Common
  Stock for Services               4,507,500          4,507      1,763,758            --              --         1,768,265
Issuance of Common
  Stock for Conversion
  of  Related Party Debt           1,967,016          1,967        676,653            --              --           678,620

Issuance of Common
  Stock for Conversion
  Of Deferred Director's Fees        173,913            174         59,826            --              --            60,000

Issuance of Common Stock
  in Payment of Litigation
  Settlement                       1,200,000          1,200        490,800            --              --           492,000

Issuance of Common Stock
  in Payment of Legal Fees
  in Connection With the
  Litigation                       1,000,000          1,000        551,000            --              --           552,000

Issuance of Common Stock
  For Conversion of Accrued
  Legal Fee and Accrued
  Interest                           280,000            280         55,720            --              --            56,000

Net Loss                                --             --             --              --        (4,060,772)     (4,060,772)
                                ------------   ------------   ------------    ------------    ------------    ------------
Balance -
  December 31, 2002               33,683,329         33,684      6,715,108         (18,000)     (9,266,722)     (2,535,930)

Common Stock Issued
  For Cash                           781,395            781      1,049,219            --              --         1,050,000

Common Stock Issued
  For Services Regarding
  $1,000,000 Sale of
  Common Stock                       300,000            300        335,700            --              --           336,000

Fee for Services re: Sale
  of Common Stock                       --             --         (336,000)           --              --          (336,000)

Issuances of Common Stock
  For Services                     4,323,500          4,324      2,187,273            --              --         2,191,597

Issuances of Common
  Stock for Conversion of
  Deferred Officers'
  Salaries                         3,596,169          3,596        787,561            --              --           791,157

Issuance of Common Stock
  For Conversion of Deferred
  Director's Fees                    340,909            341         74,659            --              --            75,000

Issuance of Common
  Stock for Conversion of
  Accrued Legal Fees                 500,000            500         62,000            --              --            62,500

Issuance of Common Stock
  For Conversion of Notes
  Payable                          1,300,000          1,300        197,467            --              --           198,767

Net Loss                                --             --             --              --        (1,348,481)     (1,348,481)
                                ------------   ------------   ------------    ------------    ------------    ------------

Balance -
  December 31, 2003               44,825,302         44,826     11,072,987         (18,000)    (10,615,203)        484,610



                                       F-5



                         TIDELANDS OIL & GAS CORPORATION
      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
 YEARS ENDED DECEMBER 31, 2003 AND 2002 AND NINE MONTHS ENDED SEPTEMBER 30, 2004
                                   (CONTINUED)





                                                                                                                  Total
                                                               Additional        Stock                        Stockholders'
                                   Common         Stock          Paid-In      Subscription     Accumulated       Equity/
                                   Shares         Amount         Capital       Receivable       (Deficit)       (Deficit)
                                ------------   ------------   ------------    ------------    ------------    ------------

Common Stock
   Issued for Cash                 2,725,545          2,725      4,085,592            --              --         4,088,317

Common Stock
  Issued for  Services
  Regarding $4,088,317
  Sale of  Common Stock              300,000            300        449,700            --              --           450,000

Common Stock Issued for
  Services Regarding Sale
  of  Common Stock                      --             --         (450,000)           --              --           450,000

Issuance of Common Stock
  For  Services                    4,602,800          4,603      3,742,463            --              --         3,747,066

Issuance of Common Stock
  For Conversion of Note
  Payable and Accrued
  Interest                            75,000             75        113,236            --              --           113,311

Write Off of Stock
  Subscriptions Receivable              --             --             --            18,000            --            18,000

Common Stock Issued for
  Stock Subscription
  Receivable                       4,000,000          4,000      1,996,000            --              --         2,000,000

Common Stock Issued
  For Promissory Notes             2,500,000          2,500        547,500        (550,000)           --                 0

Net Loss  for Nine
  Months Ended
  September 30, 2004                    --             --             --              --        (5,091,877)     (5,091,877)
                                ------------   ------------   ------------    ------------    ------------    ------------

Balance -
  September 30, 2004              59,028,647   $     59,029   $ 21,557,478    $   (550,000)   $(15,707,080)   $  5,359,427
                                ============   ============   ============    ============    ============    ============


                         TIDELANDS OIL & GAS CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                Year Ended                Nine Months Ended
                                                               December 31,                  September 30,
                                                           2003           2002           2004            2003
                                                       -----------    -----------    -----------    -----------

Cash Flows Provided (Required) By
    Operating Activities:
       Net Income (Loss)
          Continuing Operations                        $(1,348,481)   $(3,744,425)   $(5,091,877)   $   675,083
          Discontinued Operations                                0       (316,347)             0              0
          Adjustments to Reconcile Net Income (Loss)
            Income (Loss) to Net Cash Provided
            (Required) by Operating Activities:

       Depreciation and Amortization
          Continuing Operations                             43,006         41,185        136,529         32,473
          Discontinued Operations                                0         26,527              0              0
       Write Off of Subscriptions Receivable                18,000              0
        Loss on Disposed of Oil & Gas Properties                 0          1,600              0              0
        Provision for Impaired Assets                            0         52,910              0              0
        Issuance of Common Stock:
          For Services Provided                          2,191,597      1,868,265      3,747,066        317,814
          For Litigation Settlement                              0        492,000
       Officers' Salaries Accrual                          185,000        240,000              0        100,000
          Changes in:
          Accounts Receivable                               16,078         51,369        (39,662)        15,419
          Inventory                                         12,155         (4,640)             0              0
          Prepaid Expenses                                  21,392        260,643       (122,682)        15,124
          Deposits                                          (1,805)          (308)          (308)        (1,805)
          Deferred Charges                                       0              0       (245,600)             0
          Accounts Payable and Accrued Expenses           (677,815)       608,541       (387,031)      (552,191)
                                                       -----------    -----------    -----------    -----------

Net Cash Provided (Required) by Operating Expenses         441,127       (422,680)    (1,985,565)       601,917
                                                       -----------    -----------    -----------    -----------


                         TIDELANDS OIL & GAS CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (CONTINUED)




                                                             Year Ended                   Nine Months Ended
                                                            December 31,                    September 30,
                                                        2003            2002            2004            2003
                                                    ------------    ------------    ------------    ------------
Cash Flows Provided (Required)
   by Investing Activities:
     (Increase) Decrease in Investments                  (98,629)              0          98,629         (98,629)
     Acquisition of Property, Plant and Equipment       (134,505)       (353,820)       (686,597)        (98,360)
     Proceeds From Disposal of Property, Plant
       and Equipment                                     598,924               0               0         697,285
                                                    ------------    ------------    ------------    ------------

Net Cash Provided (Required) by
  Investing Activities                                   365,790        (353,820)       (587,968)        500,296
                                                    ------------    ------------    ------------    ------------

Cash Flows Provided (Required) by
  Financing Activities
     Proceeds From Issuances of Common Stock
        Net of Subscriptions Receivable                1,050,000         100,000       4,088,317          50,000
     Repayment of Notes and Loans Payable               (302,924)       (256,799)       (100,000)       (302,924)
     Proceeds of Short-Term Loans                              0          45,600               0               0
     Proceeds of Loans From Related Parties               80,349         683,877               0          19,300
     Repayment of Loans, Fees and
        Accrued Salaries Due to Related Parties         (933,554)              0               0        (848,597)
                                                    ------------    ------------    ------------    ------------

Net Cash (Required) Provided by
  Financing Activities                                  (106,129)        572,578       3,988,317      (1,082,221)
                                                    ------------    ------------    ------------    ------------

Net Increase (Decrease) in Cash                          700,788        (203,822)      1,414,784          19,992

Cash at Beginning of Period                              193,669         397,491         894,457         193,669
                                                    ------------    ------------    ------------    ------------

Cash at End of Period                               $    894,457    $    193,669    $  2,309,241    $    213,661
                                                    ============    ============    ============    ============

Supplemental Disclosure of Cash
  Flow Information:
     Cash Payments for Interest                     $     38,773    $     36,551    $     22,011    $     33,143
                                                    ============    ============    ============    ============

     Cash Payments for Income Taxes                 $          0    $          0    $          0    $          0
                                                    ============    ============    ============    ============

  Non-Cash Financing Activities:
   Issuance of Common Stock:
        Operating Activities                        $  2,191,597    $  1,868,265    $  3,747,066    $    317,814
         Repayment of Loans                              198,767            --            75,000         198,767
         Payment of Accounts Payable                      62,500         508,000          38,311          62,500
         Prepayment of Legal Fees                           --              --              --            18,750
         Payment of Accrued Salaries and
           Directors Fees Due to Related Parties         866,157            --              --           866,157
         Repayment of Loans From Related Parties            --           738,620            --              --
         Litigation Settlement                              --           492,000            --              --
Acquisition of Property, Plant, Equipment,
  and Goodwill for Note Payable                             --              --         6,523,773            --
                                                    ------------    ------------    ------------    ------------

     Total Non-Cash Financing Activities            $  3,319,021    $  3,306,885    $ 10,384,150    $  1,463,988
                                                    ============    ============    ============    ============

                         TIDELANDS OIL & GAS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
------   ------------------------------------------

         This summary of significant accounting policies is presented to assist in understanding these consolidated financial statements. The consolidated financial statements and notes are representations of management who is responsible for their integrity and objectivity. The accounting policies used conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of these consolidated financial statements.

         Organization
         ------------

         Tidelands Oil & Gas Corporation (formerly C2 Technologies, Inc.) (the Company) was incorporated in the state of Nevada on February 25, 1997. On December 1, 2000 the Company acquired the remaining equity (50%) of Rio Bravo Energy, LLC. (Rio Bravo). Accordingly, Rio Bravo is a wholly-owned subsidiary of the Company.

         Nature of Operations
         --------------------

         The Company is currently engaged in the development of natural gas storage facilities in Mexico and the reopening of its gas processing plant and pipeline in Texas.

         Principles of Consolidation
         ---------------------------

         The  consolidated  financial  statements  include  the  accounts of the
         Company   and   its   wholly-owned   subsidiaries.    All   significant
         inter-company accounts and transactions have been eliminated.

         Fair Value of Financial Instruments
         -----------------------------------

         Statement of Financial Accounting Standards No. 107 "Disclosure About Fair Value of Financial Instruments," requires the disclosure of the fair value of off-and-on balance sheet financial instruments. Unless otherwise indicated, the fair values of all reported assets and liabilities, which represent financial instruments (none of which are held for trading purposes), approximate the carrying values of such amounts.

                         TIDELANDS OIL & GAS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002




NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
------   ------------------------------------------------------

         Use of Estimates
         ----------------

         The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

         Cash and Equivalents
         --------------------

         Cash and cash equivalents includes all cash balances and highly liquid investments with a maturity of three months or less. During the normal course of business, the Company may maintain cash balances at financial institutions in excess of the FDIC limit of $100,000.

         Property, Plant and Equipment
         -----------------------------

         Property, plant and equipment are recorded at historical cost. Depreciation of property, plant and equipment is provided on the straight-line method over the estimated useful lives of the related assets. Maintenance and repairs are charged to operations. Additions and betterments, which extend the useful lives of the assets are capitalized. Upon retirement or disposal of the property, plant and equipment, the cost and accumulated depreciation are eliminated from the accounts, and the resulting gain or loss is reflected in operations.

         Long-Lived Assets
         -----------------

         Statement of Financial Accounting Standards 144 (SFAS No. 144), "Accounting For The Impairment or Disposal of Long-Lived Assets", requires that long-lived assets to be disposed of by sail be measured at the lower of the carrying amount or fair value less cost to sell whether rebated in continuing operations or in discontinued operations. SFAS 144 also expands the reporting of discontinued operations to include components of an entity that have been or will be disposed of rather than limiting such discontinuance to a segment of a business. The requirements of SFAS 144 is not expected to have a material impact on the consolidated financial position or results of consolidated operations.

                         TIDELANDS OIL & GAS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
------   ------------------------------------------------------

         Income Taxes
         ------------

         Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse. The temporary differences on these financial statements related primarily to accrued officers salaries and net operations loss carry/forwards. A valuation allowance is provided for deferred tax assets if it is uncertain as to the future realization of these benefits.

         Net (Loss) Per Common Share
         ---------------------------

         The Company accounts for net (loss) per share in accordance with Statement of Financial Accounting Standard 128 ("SFAS 128") "Earnings per Share". Basic (loss) per share is based upon the net (loss) applicable to the weighted average number of common shares outstanding during the period. Diluted (loss) per share reflects the effect of the assumed conversions of convertible securities and exercise of stock options only in the periods in which such affect would have been dilutive.

         Goodwill
         --------

         Statement of Financial Standards No. 142 "Goodwill and other Intangible Assets" ("SFAS 142") requires Goodwill to be tested for impairment on an annual basis and between annual tests in certain circumstances, and written down when impaired, rather than being amortized as previous accounting standards required. Furthermore, SFAS 142 requires purchased intangible assets other than goodwill to be amortized over their useful lives unless these lives are determined to be indefinite.

         New Accounting Standards
         ------------------------

         In June 2001, Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, (SFAS No. 143) was issued and is effective for fiscal years beginning after June 15, 2002. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The adoption of SFAS 143 does not have a material effect on our consolidated financial statements.

                         TIDELANDS OIL & GAS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
------   ------------------------------------------------------

         New Accounting Standards (Continued)
         ------------------------------------

         In July 2002, Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal activities, (SFAS No. 146) was issued and is effective for periods beginning after December 31, 2002. SFAS No. 146 requires, among other things, that costs associated with an exit activity (including restructuring and employee and contract termination costs) or with a disposal of long-lived assets be recognized when the liability has been incurred and can be measured at fair value. Companies must record in earnings from continuing operations costs associated with an exit or disposal activity that does not involve a discontinued operation. Costs associated with an activity that involves a discontinued operation would be included in the results of discontinued operations. The implementation of the provisions of SFAS No. 146 does not have a material effect on the consolidated financial statements.

         In December 2002, Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation, (SFAS No. 148) was issued and is effective for fiscal years beginning after December 15, 2002. SFAS No. 148 amends the disclosure requirements of SFAS No. 123, Accounting for Stock-Based Compensation, (SFAS No. 123) to require prominent disclosures in both interim and annual financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 also amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. We have decided not to voluntarily adopt the SFAS No. 123 fair value method of accounting for stock-based employee compensation. Therefore, the new transition alternatives allowed in SFAS No. 148 will not affect the consolidated financial statements.

                         TIDELANDS OIL & GAS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


NOTE 2 - GOODWILL IMPAIRMENT
------   -------------------

         On December 1, 2000, the Company acquired the remaining 50% of its investment in Rio Bravo Energy, LLC. (Rio Bravo) and its wholly-owned subsidiary Sonora Pipeline, LLC., for a total purchase price of $505,558. The purchase of Rio Bravo was accounted for by the purchase method, whereby the underlying assets acquired and liabilities assumed are recorded at their fair value. The excess of the amount paid over the fair value of Rio Bravo's identifiable net assets was $57,029, which had been reflected in the balance sheet as goodwill.

         In October 2002, management temporarily ceased operations of the gas processing plant and related pipeline. It is the intent of management to restart these operations sometime in the subsequent period, but as of December 31, 2002 no formal negotiations had taken place to establish a definitive starting date. Accordingly, management has written off the value of goodwill of $52,910 related to the processing plant and pipeline for the year ended December 31, 2002.

NOTE 3 - PREPAID EXPENSES
------   -----------------

         As of December 31, 2003 prepaid expenses of $22,209 consisted of prepaid legal fees, prepaid consulting fees, prepaid insurance expense and financing costs.

NOTE 4 - PROPERTY, PLANT AND EQUIPMENT
------   -----------------------------

         Property, plant and equipment are as follows at December 31:

                                                            2003         2002
                                                         ----------   ----------
         Pre-Construction Costs-
           International Crossings to Mexico             $  133,308   $  505,151
         Equipment and
           Leasehold Improvements                            19,449      236,606
         Pipelines                                          431,560    5,016,521
         Processing Plant                                   166,410      166,410
                                                         ----------   ----------
              Total                                         750,727    5,924,688
         Less Accumulated Depreciation                      146,535      297,613
                                                         ----------   ----------
              Total                                      $  604,192   $5,627,075
                                                         ==========   ==========

         Depreciation expense for the years ended December 31, 2003 and 2002 is $43,006 and $67,712 respectively.

                         TIDELANDS OIL & GAS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002



NOTE 5 - RELATED PARTY TRANSACTIONS
------   --------------------------

         The Board of Directors has annually approved officers' salaries for services provided. The liability for these salaries is included in accounts payable. At December 31, 2003 the cumulative amount of unpaid officers' salaries is as follows:

         For Year Ended December 31, 2003                              $ 185,000
                                                                       =========

         The Company agreed to compensate a director for services provided at the rate of $5,000 per month for the period January 1, 2003 to June 30, 2003 and $3,000 per month for the period July 1, 2003 to December 31, 2003. For the years ended December 31, 2003 and 2002 the Company incurred $48,000 and $60,000, respectively for these services of which $18,000 is still due as of December 31, 2003.

         On February 18, 2003, effective January 1, 2003, the Company sold 100% of the outstanding common stock of Tidelands Gas Corporation and Tidelands Oil Corporation to an officer of the Company for book value as follows:

         Tidelands Oil Corporation                                     $  32,476
                                                                       =========
         Tidelands Gas Corporation                                     $  15,995
                                                                       =========


         The amounts due were offset against the officer loan outstanding at that time of $117,492.

                         TIDELANDS OIL & GAS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002




NOTE 6 - LONG-TERM DEBT
------   --------------

         Notes payable are as follows at December 31:


                                                            2003         2002
                                                         ----------   ----------

         Note Payable, Secured, Interest at Prime
           Rate Plus 5%, Maturing September 30, 2003           --        265,924

         Note Payable, Unsecured, 10% Interest,
           Original Maturity Date of June 30, 2003,
           Subsequently Amended to December 31, 2004        250,000      250,000

         Note Payable, Unsecured, 6% Interest Payable
           on Demand                                           --         37,000

         Note Payable, Unsecured, 10% Interest Until
           April 17, 2001, 18% Interest Thereafter,
           Matured April 17, 2001, Payable on Demand         75,000       75,000

         Note Payable, Unsecured, Interest at Prime
           Rate Plus 1%, maturing July 2003                    --        198,767
                                                         ----------   ----------

                                                            325,000      826,691

         Less:  Current Maturing                            325,000      826,691
                                                         ----------   ----------

              Total Long-Term Debt                       $        0   $        0
                                                         ==========   ==========

                         TIDELANDS OIL & GAS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


NOTE 7 - INCOME TAXES
------   ------------

         Income tax expense (benefit) has been computed by applying the United States federal income tax rate of 34% to income. The Company is not liable for state income taxes. At December 31, 2003, the Company had net operating loss carryforwards of $9,778,847 and deductible temporary difference of $336,164.

         The components of the deferred tax assets and liabilities account at December 31, 2003 are:

         Net Operating Loss                                         $ 9,778,847
         Accrued Officers' Salaries                                    (336,164)
                                                                    -----------

               Total                                                  9,442,683
                                                                    -----------

         Deferred Tax Asset (34%)                                     3,210,512
         Less:  Valuation Allowance                                   3,210,512
                                                                    -----------
         Net Deferred Tax Asset                                     $         0
                                                                    ===========

         Net operating loss carryforwards expire as follows:

         Tax Year                                                      Amount
         --------                                                   ------------
           2017                                                     $    256,136
           2018                                                          122,042
           2019                                                          641,595
           2020                                                          722,941
           2021                                                        2,431,560
           2022                                                        3,826,221
           2023                                                        1,778,352
                                                                    ------------
                                                                    $  9,778,847

NOTE 8 -  COMMON STOCK TRANSACTIONS
------    -------------------------

         On February 4, 2003, the Company issued 200,000 shares of its restricted common stock for $50,000.

         On February 6, 2003, the Company authorized the issuance of 500,000 shares of its common stock valued at $62,500 for payment of prior legal fees.

         On February 24, 2003, the Company issued 163,500 shares of its restricted common stock for an employee bonus valued at $15,697.

         On March 31, 2003, the Company issued 600,000 shares of its restricted common stock for consulting fees valued at $93,600.

         On June 30, 2003, the Company issued 3,596,169 common shares to two officers for accrued officer's salaries totaling $791,157 at $.22 per share. The shares were issued under the Company's 2003 Stock Grant and Option Plan that was registered on June 11, 2003, Form S-8.

                         TIDELANDS OIL & GAS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


NOTE 8 -  COMMON STOCK TRANSACTIONS (CONTINUED)
------    -------------------------------------

         On June 30, 2003, the Company issued 340,909 common shares to a director for accrued director's fees totaling $75,000 at $.22 per share. These shares were issued under the Company's 2003 Stock Grant and Option Plan.

         On June 30, 2003, the Company issued 1,300,000 restricted common shares as full payment of an outstanding promissory note of $198,767. Unpaid interest was waived. The shares were issued to nine individuals.

         On September 10, 2003, the Company issued 600,000 restricted common shares which were approved August 15, 2003 for consulting services valued at $62,400.

         On September 12, 2003, the Company issued 500,000 restricted common shares which were approved August 15, 2003 for consulting services valued at $52,000.

         On September 12, 2003, the Company issued 300,000 restricted common shares which were approved August 15, 2003 for consulting services valued at $31,200.

         On September 16, 2003, the Company issued 600,000 common shares which were approved August 15, 2003 to its attorney for 2003 legal services valued at $75,000.

         On October 3, 2003, the Company issued 60,000 restricted common shares to for investor public relations services valued at $38,700.

         On October 29, 2003, the Company issued 150,000 restricted common shares for services regarding the private placement of the Company's stock valued at $148,500.

         On October 29, 2003, the Company issued 200,000 restricted common shares for consulting services valued at $198,000.

         On November 1, 2003 the Company issued 500,000 restricted common shares for consulting services valued at $625,000.

         On November 1, 2003, the Company issued 200,000 restricted common shares for consulting services valued at $250,000.

                         TIDELANDS OIL & GAS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


NOTE 8 -  COMMON STOCK TRANSACTIONS (CONTINUED)
------    -------------------------------------

         On November 4, 2003, the Company issued 300,000 restricted common shares for consulting services valued at $375,000.

         On November 14, 2003, the Company issued 150,000 restricted common shares for services regarding the private placement of Company's common stock valued at $187,500.

         On November 14, 2003, the Company issued 300,000 restricted common shares for consulting services valued at $375,000.

         On November 24, 2003, the Company issued 581,395 restricted common shares for $1,000,000.

NOTE 9 -  STOCK OPTIONS
------    -------------

         The status of the Company's stock option activities for the year ended December 31, 2003 is summarized as follows:

                                                                Weighted Average
                                           Number of Options     Exercise Price
         Options Outstanding
         Beginning of Year                          0              $       0

              Granted                       2,500,000                    .22

              Canceled                              0                      0
                                            ---------              ---------

              Options Outstanding-
              End of Year                   2,500,000              $     .22
                                            =========              =========


                     Accounting for Stock Based Compensation

As allowed by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, the Company has elected to apply the intrinsic-value-based method of accounting. Under this method, the Company measures stock based compensation for option grants to employees assuming that options granted at market price at the date of grant have no intrinsic value. Restricted stock awards were valued based on the discounted market price of a share of non-restricted stock on the date earned. No compensation expense has been recognized for stock-based incentive compensation plans other than for restricted stock awards pursuant to executive employment agreements.

                         TIDELANDS OIL & GAS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002

 NOTE 10 - LEASES
 -------   ------

         The Company entered into an operating lease on August 1, 2003 for the rental of its executive office at a monthly rent of $3,400, expiring February 28, 2005.

         Future commitments under the operating lease is as follows:
                         Year Ending                         Total

                            2004                           $ 40,800
                            2005                              6,800
                                                           --------
                            Total Minimum Lease Payments   $ 47,600

         Rent expense for the years ended December 31, 2003 and 2002 were $28,100 and $27,000, respectively.

NOTE 11 - COMMITMENTS AND CONTINGENCIES
-------   -----------------------------

         The Company is subject to the laws and regulations relating to the protection of the environment. The Company's policy is to accrue environmental and related cleanup costs of a non-capital nature when it is both probable that a liability has been incurred and when the amount can be reasonably estimated. Although it is not possible to quantify with any degree of certainty the financial impact of the Company's continuing compliance efforts, management believes any future remediation or other compliance related costs will not have a material adverse effect on the consolidated financial condition or reported results of consolidated operations of the Company.

NOTE 12 - LITIGATION
--------  ----------

         On January 6, 2003, the Company was served as a third party defendant in a lawsuit titled Northern Natural Gas Company vs. Betty Lou Sheerin vs. Tidelands Oil & Gas Corporation, ZG Gathering, Ltd. and Ken Lay, in the 150th Judicial District Court, Bexar County, Texas, Cause Number 2002-C1-16421. The lawsuit was initiated by Northern Natural Gas Company (Northern) when it sued Betty Lou Sheerin for her failure to make payments on a note she executed payable to Northern in the original principal amount of $1,950,000. Northern's suit was filed on November 13, 2002. Sheerin answered Northern's lawsuit on January 6, 2003. Sheerin's answer generally denied Northern's claims and raised the affirmative defenses of fraudulent inducement by Northern, estoppel, waiver and the further claim that the note does not comport with the legal requirements of a negotiable instrument.

                         TIDELANDS OIL & GAS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002

NOTE 12 - LITIGATION (CONTINUED)
--------  ----------------------

         Sheerin seeks a judicial ruling that Northern be denied any recovery on the note. Sheerin's answer included a counterclaim against Northern, ZG Gathering, and Ken Lay generally alleging, among other things, that Northern, ZG Gathering, Ltd. and Ken Lay, fraudulently induced her execution of the note. Northern has filed a general denial of Sheerin's counterclaims. Sheerin's answer included a third party cross claim against Tidelands Oil & Gas Corporation. She alleges that Tidelands entered into an agreement to purchase the Zavala Gathering System from ZG Gathering , Ltd. and that, as a part of the agreement, Tidelands agreed to satisfy all of the obligations due and owing to Northern, thereby relieving Sheerin of all obligations she had to Northern on the promissory note in question.

         She alleges that Tidelands is liable to her for all of her actual damages, costs of the lawsuit and other unstated relief. Tidelands and Sheerin agreed to delay the Tideland's answer date in order to allow time for mediation of the case. Tideland's participated in a mediation on March 11, 2003. The case was not settled at that time. Tideland's answered the Sheerin suit on March 26, 2003. Tideland's answer denies all of Sheerin's allegations. No discovery has been completed at this time. Based on initial investigations, however, Tidelands appears to have a number of potential defenses to Sheerin's claims and Tidelands intends to aggressively defend the lawsuit.

         In September 2002, as a pre-closing deposit to the purchase of the ZG pipelines, the Company executed a $300,000 promissory note to Betty L. Sheerin, a partner of ZG Gathering, Ltd. In addition, the Company issued 1,000,000 shares of its restricted common stock to various partners of ZG Gathering, Ltd. The company believes that the aforementioned promissory note and shares of restricted common stock will be cancelled based upon the outcome of the litigation described above. Accordingly, the Company's financial statements reflect that position.

         On December 23, 2002, the Company was served as a defendant in a lawsuit titled El Viejo Ranch, Ltd. vs. Tidelands Oil & Gas
         Corporation, in the 293rd Judicial District, Zavala County, Texas, Cause Number 02-12-10606-ZCV. The lawsuit was initiated by El Viejo Ranch, Ltd. on December 10, 2002. El Viejo contended that a pipeline right of way agreement was breached as a result of certain insurance coverage, required to be maintained under the right-of-way agreement, being allowed to lapse resulting in termination of the right-of-way easement.

         On October 29, 2003 the parties executed a release and Settlement Agreement which was subsequently ratified by the court. and Tidelands Oil & Gas Corporation paid $6,000 to El Viejo Ranch, Ltd.

                         TIDELANDS OIL & GAS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002

NOTE 13 - PARTIAL SALE OF SUBSIDIARIES
-------   -----------------------------

         In April 2003, the Company completed transactions with several entities hereafter known as Impact Energy Services (Impact) for the sale of 75% interest of Reef International, L.L.C. and Reef Marketing, L.L.C. for $1,960,867. In addition, Impact will contribute additional funding up to $6,039,133 for the construction of our multiple international pipelines from South Texas to Mexico.

         Upon the commencement of operations, the pipeline will be owned by Reef Ventures, L.P. (a Texas limited partnership) of which Tidelands Oil & Gas Corporation will hold a 25% interest. During the construction period of the natural gas pipeline, the Company received a management fee of $155,000 and may receive an additional management fee to be determined during the construction period of the "liquids" pipeline. After the construction period the Company will be a limited partner with no direct management responsibilities for the limited partnership. Impact will receive a priority return of 150% of all actual investment in the project before other partners receive their respective shares.

         In addition, "Impact" has received the right for two years to purchase restricted common stock of the Company equal to 19% of the outstanding shares of the common stock of the Company. The initial number of shares is 6,830,000 at a maximum cost of $.35 per share.

         The Company recorded a gain on the partial sale of the two subsidiaries of $1,533,731.

NOTE 14 - STOCK PURCHASE WARRANT
-------   ----------------------

         On April 16, 2003, the Company issued a stock purchase warrant for the purchase of common shares of the Company's outstanding stock at the time of exercise, which as of December 31, 2003 would be 8,516,807 shares. This number represents common stock available under the terms and conditions of a Stock Purchase Warrant Agreement where Impact has the right to acquire 19% of the issued and outstanding common stock of the Company. The warrant agreement is subject to an anti-dilution provision. Impact has given the Company notice of its intent to exercise the warrant. The Company has not issued any common shares to date.

         This sale included the commitment of Impact Energy Services and related entities to construct and fund, up to $8,000,000, for multiple international pipelines from South Texas to Mexico.

         Pursuant to contractual obligation for these transactions, the maximum exercise price is $.35 which could be reduced to zero depending on the market price at time of exercise.

                         TIDELANDS OIL & GAS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002

NOTE 15 - SUBSEQUENT EVENTS
-------   -----------------

         On January 8, 2004, the Company issued stock options for 250,000 shares of restricted common stock at $1.72 per share expiring December 31, 2007. In 2004, the Company had additional stock transactions as follows:

         o        Sold   2,722,223   shares  of  restricted   common  stock  for
                  $4,083,335.

         o        Issued   700,000   shares  of  restricted   common  stock  for
                  consulting services valued at $1,050,000.

         o Issued 300,000 shares of restricted common stock for services valued at $450,000 regarding the private placement of the Company's common stock.

         o Issued 52,800 shares valued at $90,816 to a Company officer under the Stock Grant and Option Plan.

         o Issued 75,000 shares of restricted common stock in payment of a $75,000 promissory note and accrued interest $39,121.

         o Approved the issuance of 200,000 shares of common stock valued at $172,000 to a Company attorney for 2004 legal services.

You  should  rely  only  on the  information
contained  in this  document  or to which we
have  referred  you. We have not  authorized
anyone to provide you with  information that
is different. This document may only be used
where it is legal to sell these  securities.
The information in this document may only be
accurate on the date of this document.                     Common Stock

              ----------------------------------

                      TABLE OF CONTENTS
FORWARD LOOKING STATEMENTS
PROSPECTUS SUMMARY
RISK FACTORS
USE OF PROCEEDS
MARKET FOR COMMON EQUITY AND
RELATED STOCKHOLDER MATTERS
DIVIDENDS AND DIVIDEND POLICY                              _________________
MARKET FOR COMMON EQUITY AND
RELATED SHAREHOLDER MATTERS                                    PROSPECTUS
BUSINESS                                                   _________________
PROPERTIES
MANAGEMENT'S DISCUSSION AND
ANALYSIS
PLAN OF DISTRIBUTION
DIRECTORS AND EXECUTIVE OFFICERS
PRINCIPAL SHAREHOLDERS
TRANSACTIONS WITH MANAGEMENT                            Dated December ___, 2004
AND OTHERS
LEGAL PROCEEDINGS
DESCRIPTION OF SECURITIES
LEGAL MATTERS
EXPERTS
AVAILABLE INFORMATION
INDEX TO FINANCIAL STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
EXHIBITS



--------------------------------------------------------------------------------


                         Tidelands Oil & Gas Corporation

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.          Indemnification of Directors and Officers.

         The Nevada Corporation Law and the Company's Certificate of Incorporation and Bylaws authorize indemnification of a director, officer, employee or agent of the Company against expenses incurred by him or her in connection with any action, suit, or proceeding to which such person is named a party by reason of having acted or served in such capacity, except for liabilities arising from such person's own misconduct or negligence in performance of duty. In addition, even a director, officer, employee or agent of the Company who was found liable for misconduct or negligence in the performance of duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 25.          Other Expenses of Issuance and Distribution

SEC Registration Fee                                          $ 3,389.00
Blue Sky Fees and Expenses                                    $
Accounting Fees and Expenses                                  $
Legal Fees and Expenses                                       $
Miscellaneous                                                 $

         Total                                                $

Item 26.          Recent Sales of Unregistered Securities

During the period the preceding three years we issued the following securities in exempt transactions not requiring registration:

On December 31, 2001, the Company authorized for issuance to Guernsey J.V. Partners 563,809 shares of restricted common stock to settle a contract dispute at a value of $259,352.

On December 31, 2001, the Company authorized for issuance to Stanley Merdinger 250,000 shares of restricted common stock at a value of $118,000 as a additional consideration for a $250,000 loan.

On January 8, 2002, the Company issued 2,000,000 common shares to Redec & Associates, LLC as consideration for a three-year financial consulting services contract valued at $860,000.

On January 25, 2002, the Company issued 2,000,000 common shares to Redec & Associates, LLC valued at $832,000 for assisting the company with the procurement of a $10,000,000 financing in connection with the construction of our proposed international pipeline.

On March 1, 2002, the Company issued 20,000 common shares to Momentum Group for website planning and construction services valued at $7,040.

On May 30, 2002, the Company issued 1,967,016 common shares to two officers in payment of direct loans and expense reimbursements. The transaction was valued at $678,621.

On May 30, 2002, the Company issued 173,913 shares to a company director as a directors fee. The transaction was valued at $60,000.

On September 10, 2002, we entered into a Settlement and Release Agreement with Swartz Private Equity, LLC. This Agreement settled the litigation between
Tidelands and Swartz. On September 16, 2002, we authorized the issuance and issued 1,200,000 common shares to Swartz Private Equity, LLC in connection with

Swartz's cashless exercise of common stock warrants based on Rule 144(d)(3)(ii) and (k). We had originally issued common stock warrants to Swartz based on the
Section 4(2), and, or Regulation D Rule 506 Securities Act transaction exemption for its financing commitment on September 7, 2000. The warrants, among other items, were the subject matter of the litigation. This transaction was valued at $492,000.

On September 16, 2002, we authorized the issuance of 280,000 common shares for conversion of a $56,000 promissory note obligation representing $50,000 of accrued legal fees and $6,000 accrued interest expense. The shares were issued pursuant to securities transaction exemption Section 3(a)9 of the Securities Act.

On September 26, 2002, we issued 487,500 common shares to Stanley Merdinger for consulting services valued at $69,225. The shares were issued pursuant to securities transaction exemption Section 4(2) of the Securities Act.

On September 5, 2002, we authorized the issuance of 1,000,000 shares of our common stock in connection with the ZG Gathering pipeline transaction. The shares were issued to Aztec Energy Corporation (250,000), E.C. Partnership Ltd. (100,000), Stephen R. West (50,000)shares, William B. Kingman (50,000) shares, Shiloh Parterns (50,000) shares, and Betty Lou Sheerin (500,000). The company has taken the position that these shares issued in the ZG Gathering transaction were void and placed a stop transfer order with the stock transfer agent, Signature Stock Transfer Co., Inc. (See Legal Proceedings and Note 12 to the Financial Statements)

On December 31, 2002, we sold 400,000 common shares in a private transaction to Stanley Merdinger for $100,000.

On February 4, 2003, we sold 200,000 common shares to S. Merdinger for $50,000.

On February 24, 2003, we authorized the issuance of 163,500 common shares to S. Simon as bonus compensation for professional services valued at $15,697.

On March 31, 2003, we authorized the issuance of 600,000 common shares to S. Merdinger for consulting services valued at $93,600.

On June 30, 2003, we issued 1,300,000 common shares as full payment for an outstanding promissory note obligation to Guernsey Partners. The transaction value was $198,767, representing unpaid principal. Unpaid interest was waived. The shares were issued to nine individuals.

On September 2, 2003, we authorized the issuance of 13,200 common shares to Jim Smith valued at $6,667. This represents his September salary.

On September 10, 2003, we issued 600,000 common shares to 34479 Yukon, Inc., for consulting services valued at $62,400.

On September 12, we issued 500,000 common shares to C. Siddons for consulting services valued at $52,000.

On September 22, 2003, we issued 300,000 common shares to Marcello Kochen for consulting services valued at 31,200.

On October 3, 2003, we issued 60,000 common shares to Barry Gross for investor public relations services valued at $38,700.

On October 29, 2003, we issued 150,000 common shares to Carl Hessel for investment banking services valued at $148,500.

On October 29, 2003, we issued 200,000 common shares to C. Siddons for consulting services valued at $198,000.

On November 1, 2003, we issued 500,000 common shares to David Zirilnikoff for consulting services valued at $198,000.

On November 1, 2003, we issued 200,000 common shares to Marcello Kochan for consulting services valued at $250,000.

On November 4, 2003, we issued 300,000 common shares to C. Siddons for consulting services valued at $375,000.

On November 14, 2003, we issued 150,000 common shares to Carl Hessel for investment banking services valued at $187,500.

On November 14, 2003, we issued 300,000 common shares to Milo Resources for consulting services valued at $375,000.

On November 24, 2003, we sold Carl Aller Etablissement, a private Danish company, 581,395 common shares for $1,000,000.

On January 8, 2004, we authorized the issuance of 300,000 common shares to Carl Hessel for services valued at $450,000.

On January 8, 2004, we authorized the issuance of 300,000 common shares to Stanley Merdinger for services valued at $450,000.

On January 8, 2004, we authorized the issuance of 400,000 common shares to Milo Resources for consulting services valued at $600,000.

On January 8, 2004, we authorized the issuance of 75,000 common shares to Jerome Tannenbaum and Elizabeth Tannenbaum in payment of a $75,000 promissory note, including $38,311 of accrued interest.

On January 23, 2004, we sold Carl Allers Etablissement 1,333,334 shares of our common stock for $2,000,000 Dollars.

On January 28, 2004, we sold Margaux Group shares 2,389,889 for $2,083,333.

On April 12, 2004, we issued 500,000 shares of common stock to Impact International, Inc. valued at $497,000 in a cashless exercise of their common stock warrants.

On April 15, 2004, we issued 700,000 common shares to Majestic Holdings, LLC. for consulting services valued at $728,000.

On April 15, 2004, we issued 450,000 common shares to New Age Group, LLC for consulting services valued at $468,000.

On June 30, 2004, we issued 3,322 common shares to Carl Hessel for $ 4,983. Carl Hessel is a member of our board of directors.

On  July  2,  2004,  we  issued   500,000  shares  of  common  stock  to  Impact
International, LLC. valued at $250,625 in a cashless exercise of their common stock warrants.

On August 1, 2004, we issued 1,000,000 shares of common stock to L.L. Capital Group, LLC pursuant to a Consulting Services Agreement. We also issued L.L. Capital Group 500,000common stock warrants exercisable at $1.45 per share. The warrants expire August 9, 2006. The transaction was valued at $383,750.

On September 14, 2004, the following individuals exercised common stock options:

         Michael Ward, the Company's President and Director, exercised his common stock option to purchase 500,000 common shares for $110,000 payable on a promissory note bearing interest at the rate of 5% payable in full on, or before September 14, 2005. The shares are subject to a security agreement.

         Ahmed Karim, the Company's Vice President and Director, exercised his common stock option to purchase 500,000 common shares for $110,000 payable on a promissory note bearing interest at the rate of 5% payable in full on, or before September 14, 2005. The shares are subject to a security agreement.


         James Smith, the Company's Chief Financial Officer, exercised his common stock option to purchase 500,000 common shares for $110,000 payable on a promissory note bearing interest at the rate of 5% payable in full on, or before September 14, 2005. The shares are subject to a security agreement.

         Samuel Simon  exercised  his common  stock  option to purchase  500,000 common  shares  for  $110,000  payable  on a  promissory  note  bearing interest at the rate of 5% payable in full on, or before  September 14,
         2005. The shares are subject to a security agreement.

On September 14, 2004, we issued 500,000 shares of common stock to Michael Ward as a stock grant under his employment agreement. The shares were valued at $106,875.

On October 13, 2004, we sold Four Million (4,000,000) Tidelands Oil & Gas common shares to ACH Securities, S.A., a company domiciled in Geneva, Switzerland, for Two Million ($2,000,000) Dollars. On October 14, 2004, in connection with the
ACH Securities transaction, we issued Margaux Investment Group, S.A. common stock warrants to purchase One Million (1,000,000) Tidelands Oil & Gas common shares for Fifty ($0.50) Cents per share.

On October 26, 2004, we issued ACH Securities, S.A. common stock warrants to purchase One Million (1,000,000) Tidelands Oil & Gas common shares for Two
Dollars Fifty ($2.50) Cents per share.

On November 1, 2004, we issued James Blackwell, P.E. 574,712 Tidelands Oil & Gas common shares in a stock purchase transaction where we acquired 500 shares of Sonterra Energy Corporation. The transaction was valued at $120,689.

On October 1, 2004, we authorized the issuance to Impact  International,  LLC of
500,000 shares of common stock valued at $110,000 in a cashless exercise of their common stock warrants.

On November  18,  2004,  we entered  into  Securities  Purchase  Agreement  with
Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP, Monarch Pointe Fund,
LP, (collectively,  "the Funds") and Mercator Advisory Group, LLC. ("Mercator").
We issued the Funds 7% Convertible Debentures in the aggregate principal amount of $5,000,000. The Debentures mature May 18, 2006. We are required to pay interest monthly. The aggregate monthly interest payment is $29,166.67. The allocation of the debentures is as follows: (a) Mercator Momentum Fund, LP acquired $1,270,000 7% Convertible Debentures; (b) Mercator Momentum Fund III,
LP acquired $875,000 7% Convertible Debentures; and (C)) Monarch Pointe Fund, LP acquired $2,855,000 7% Convertible Debentures.

In connection with this financing we issued 6,578,948 common stock warrants which expire November 18, 2007. We issued the warrants as follows:

o        Mercator  Momentum Fund, LP 417,763  warrants  exercisable at $0.87 and
         417,763 warrants exercisable at $0.80;
o Mercator Momentum Fund III, LP 287,829 warrants exercisable at $0.87 and 287,829 warrants exercisable at $0.80;
o        Monarch  Pointe  Fund,  LP 939,145  warrants  exercisable  at $0.87 and
         939,145 warrants exercisable at $0.80.
o Mercator Advisory Group, LLC 1,644,737 warrants exercisable at $0.87 and 1,644,737 warrants exercisable at $0.80.

We believe all of the above described common stock were issued in private transactions pursuant to Regulation D Rule 506, Regulation S, and, or Section
4(2) of the Securities Act of 1933, as amended, and are deemed restricted securities.


Item 27.          Exhibits

Exhibit        Description                                                   Location of Exhibit
-------        -----------                                                   -------------------
2.0      Amendment No. 2 to the Asset Purchase and Sale  and between        Incorporated by reference to
         Sonterra Energy Corporation and Oneok Propane Distribution         Exhibit 10.1
         Company.                                                           8-K filed November 15, 2004



2.1      Amendment No. 1 to the Asset Purchase and Sale  and between
         Sonterra Energy Corporation and Oneok Propane Distribution         Incorporated by reference to
         Company.                                                           Exhibit 10.2
                                                                            8-K filed November 15, 2004
2.3      Asset Purchase and Sale Agreement by and between Sonterra Energy   Incorporated by reference to
         Corporation and Oneok Propane Distribution Company.                Exhibit 10.3
                                                                            8-K filed November 15, 2004
2.4      Purchase and Sale Agreement for Reef Ventures, L.P. by and         Incorporated by reference
         between Impact International, LLC ("Impact") and Coahuila          Exhibit 10 to 8-K filed
         Pipeline, LLC, ("Coahuila"), (jointly "Seller") and Tidelands      June 25, 2004
         Oil & Gas Corporation ("Tidelands") and Arrecefe
         Management, LLC ("Arrecefe"), (jointly "Buyer") dated
         May 25, 2004 with Exhibits.
2.5      Purchase and Sale Agreement for Reef Marketing, L.L.C.             Incorporated by reference
         and  Reef International, L.L.C. by and between Tidelands           Exhibit 10.1 to 8-K filed
         Oil & Gas Corporation and Impact International, L.L.C.             May 8, 2003
         and Coahuila Pipeline, L.L.C. dated April 16, 2003.
2.6      Agreement of Limited Partnership of Reef Ventures, L.P.                    "
2.7      Stock Purchase Warrant Impact                                              "
2.8      Registration Rights Agreement Impact                                       "

3.0      Restated Articles of Incorporation of Tidelands Oil                Included with this filing
         & Gas Corporation., a Nevada corporation.
3.1      Restated Bylaws of Tidelands Oil & Gas Corporation.                Included with this filing
4.0      7% Convertible Debenture Mercator Momentum Fund, LP                Incorporated by reference to
                                                                            Exhibit 10.2 to 8-K filed on
                                                                            December 3, 2004
4.1      7% Convertible Debenture Mercator Momentum Fund III, LP            Incorporated by reference to
                                                                            Exhibit 10.3 to 8-K filed on
                                                                            December 3, 2004
4.2      7% Convertible Debenture Monarch Pointe Fund, LP                   Incorporated by reference to
                                                                            Exhibit 10.4 to 8-K filed on
                                                                            December 3, 2004
5        Opinion of Wilson Law Offices                                      Included with this filing
10.0     Employment Agreement with Michael Ward                             Included with this filing
10.1     Employment Agreement with James B. Smith                           Included with this filing
10.2     Employment Agreement with Robert Dowies                            Included with this filing
10.3     2003 Non-Qualified Stock Grant and Option Plan                     Incorporated by reference to
                                                                            Form S-8 filed on June 11, 2003
10.4     Securities Purchase Agreement                                      Incorporated by reference to
10.5     Warrant Margaux                                                    Included in this filing
10.6     Warrant Margaux                                                    Included in this filing
10.7     Amended Stock Purchase Warrant Impact International                Incorporated by reference
                                                                            Exhibit 10 to 8-K filed
                                                                            June 25, 2004
10.8     Registration Rights Agreement with Mercator Group                  Incorporated by reference to
                                                                            Exhibit 10.5 to 8-K filed on
                                                                            December 3, 2004
10.9     Warrant to Purchase Common Stock Mercator Momentum                 Incorporated by reference to
         Fund, LP. $0.87                                                    Exhibit 10.6 to 8-K filed on
                                                                            December 3, 2004



10.10    Warrant to Purchase Common Stock Mercator Momentum                 Incorporated by reference to
         Fund, LP $0.80                                                     Exhibit 10.7 to 8-K filed on
                                                                            December 3, 2004
10.11    Warrant to Purchase Common Stock Mercator Momentum                 Incorporated by reference to
         Fund, III, LP $0.87                                                Exhibit 10.8 to 8-K filed on
                                                                            December 3, 2004
10.12    Warrant to Purchase Common Stock Mercator Momentum                 Incorporated by reference to
         Fund III, LP $0.80                                                 Exhibit 10.9 to 8-K filed on
                                                                            December 3, 2004
10.13    Warrant to Purchase Common Stock Monarch Pointe                    Incorporated by reference to
         Fund, LP $0.87                                                     Exhibit 10.10 to 8-K filed on
                                                                            December 3, 2004
10.14    Warrant to Purchase Common Stock Monarch Pointe                    Incorporated by reference to
         Fund, LP $0.80                                                     Exhibit 10.11 to 8-K filed on
                                                                            December 3, 2004
10.15    Warrant to Purchase Common Stock Mercator Advisory                 Incorporated by reference to
         Group, LLC. $0.87                                                  Exhibit 10.12 to 8-K filed on
                                                                            December 3, 2004
10.16    Warrant to Purchase Common Stock Mercator Advisory                 Incorporated by reference to
         Group, LLC $0.80                                                   Exhibit 10.13 to 8-K filed on
                                                                            December 3, 2004
21       List of Subsidiaries                                               Included with this filing
23.1     Consent of Wilson Law Offices                                      Included in Exhibit 5
23.2     Consent of Independent Auditor                                     Included with this filing
99       Code of Ethical Conduct                                            Incorporated by reference to
                                                                            Form 10-KSB filed May 12, 2003

Item 28.  Undertakings

         The undersigned registrant hereby undertakes to:

         (1) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (2) File, during any period in which it offers or sells securities, a post effective amendment to this registration statement to:

         (i)      Include any  prospectus  required  by section  10(a)(3) of the
                  Act;
         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and
         (iii) Include any additional or changed material information on the plan of distribution.

         For determining liability under the Securities, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (c) The undersigned registrant hereby undertakes that it will:

         (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497 (h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

         (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of San Antonio, Texas on December 15, 2004.


Tidelands Oil & Gas Corporation



By:  /s/ Michael Ward
    -----------------------
    Michael Ward, President



         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.


Signature                           Title                      Date


 /s/ Michael Ward                   CEO, Director              December 15, 2004
--------------------------------
     Michael Ward


 /s/ Carl Hessel                    Director                   December 15, 2004
--------------------------------
    Carl Hessel


 /s/ Ahmed Karim                    V.P./Director              December 15, 2004
--------------------------------
    Ahmed Karim